TERM CREDIT AGREEMENT

BETWEEN

RANCHER ENERGY CORP.
a Nevada corporation,
as Borrower

AND

GASROCK CAPITAL LLC,
a Delaware limited liability company,
as Lender

Dated as of October 16, 2007

TERM LOAN OF UP TO $12,240,000

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EXHIBITS
Exhibit A	Property Descriptions
Exhibit B	Form of Note
Exhibit C	Form of Property Operating Statement
Exhibit D	Form of Compliance Certificate

SCHEDULES
Schedule 1	Contact Information
Schedule 2.1	Wire Transfer Instructions
Schedule 2.1(a)	Approved D&A Operations
Schedule 4.1(b)	Consents
Schedule 4.1(d)	Subsidiaries and Record Holders of Equity Interests
Schedule 4.1(e)	Pro Forma Financial Statements
Schedule 4.1(f)	Unpaid Bills
Schedule 4.1(h)	Litigation
Schedule 4.1(i)	Names and Places of Business
Schedule 4.1(k)	Equipment
Schedule 4.1(n)	Environmental Disclosures
Schedule 4.1(o)	Hydrocarbon Purchasers and Sales Agreements
Schedule 4.1(p)	Swap Agreements and Material Contracts
Schedule 4.1(q)	Employee Matters
Schedule 4.1(s)	Employee Benefit Plans
Schedule 7.1(e)	Reserve Report Parameters and Guidelines
Schedule 7.2(e)	Existing Indebtedness

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TERM CREDIT AGREEMENT

THIS TERM CREDIT AGREEMENT (“Agreement”) is entered into as of October 16, 2007 between RANCHER ENERGY CORP., a Nevada corporation (“Borrower”), and GASROCK CAPITAL LLC, a Delaware limited liability company (“Lender”).

RECITALS

A. Borrower has requested that Lender extend credit to Borrower on the terms and conditions set out in this Agreement to finance the development of certain oil and gas properties.

B. Lender has agreed to extend credit to Borrower for such purposes on the terms and conditions set out in this Agreement.

IN CONSIDERATION of the mutual covenants and undertakings, Borrower and Lender hereby agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

“AAA” means the American Arbitration Association located at 1331 Lamar, Suite 1180, Houston, Texas 77010.

“Account Debtor” is defined in Section 6.4.

“Administration Fee” means the fee set out in Section 7.1(o)(ii) paid quarterly by Borrower to Lender to cover Lender’s costs and overhead of administering this Agreement.

“Advance Period” means the period beginning on the Closing Date and ending October 19, 2007.

“Affiliate” of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person means the power, direct or indirect, (A) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (B) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agreement” means this Term Credit Agreement, together with all exhibits and schedules, in each case, as the same may be amended, or restated or supplemented from time to time.

“Anti-Terrorism Laws” means any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any Governmental Authority, whether now or hereafter in effect, including Environmental Laws, energy regulations and the occupational, safety and health standards or controls.

“Approved Counterparty” means a counterparty to a Permitted Swap Agreement that is approved by Lender in writing. As of the Closing Date BP Corporation North America Inc. is approved by Lender as an Approved Counterparty.

“Arbitration Notice” is defined in Section 12.1(c).

“Benefit Plans” is defined in Section 4.1(s).

“Borrower” is defined in the preamble of this Agreement.

“Borrower Operating Account” means that certain bank account maintained by Borrower with Wells Fargo Bank, National Association, ABA #121000248, Account #4121341861.

“Business Day” means for all purposes, a day other than a Saturday, Sunday, or legal holiday on which commercial banks are authorized or required to be closed in Houston, Texas and Denver, Colorado and, if such Business Day relates to any LIBOR Rate such day must also be a day in which dealings in U.S. dollar deposits are conducted in the London interbank Eurodollar market.

“Change of Control” means (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Borrower to a Person or Persons other than those Persons which control the Borrower as of the Closing Date, (b) the occurrence of any event (whether in one or more transactions) which results in any Person, or two or more Person acting in concert, acquiring beneficial ownership of 40% or more of the Equity Interests having ordinary voting power for the election of directors of Borrower, (c) any merger or consolidation of or with Borrower which results in a transfer of control of Borrower, or (d) the sale of all or substantially all of the property or assets of Borrower. For purposes of this definition (i) “control of Borrower” means the power, direct or indirect to vote 40% or more of the Equity Interests having ordinary voting power for the election of directors of Borrower, (ii) “beneficial ownership” has the meaning given in Rule 13-d-3 of the Exchange Act, and (iii) the Delaware Reorganization shall not be deemed a Change of Control.

“Closing” is defined in Section 9.1.

“Closing Costs” means all third-party and out-of-pocket costs, fees and expenses incurred by Lender in connection with this Agreement including the expenses and fees described in Section 7.1(n).

“Closing Date” is defined in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means all property of any kind which, pursuant to any Security Document, is subject to a Lien in favor of Lender or is purported or intended to be subject to such a Lien, including (a) the Properties, (b) Borrower’s interest in the Hydrocarbons produced from or attributable to the Properties, (c) the Equipment (including fixtures) and gathering systems used for the operation of the Properties, (d) Borrower’s interests in the seismic, geological and geophysical data relating thereto, (e) all Equity Interests issued by any Person and owned by Borrower, and (f) Borrower’s books and records relating to, and all products and proceeds of, any of the foregoing.

“Commitment” means, the obligation of Lender to make a Loan in the original principal amount not to exceed the Committed Amount.

“Committed Amount” means $12,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information” is defined in Section 7.1(d)(ii).

“D&A Operations” means the development and acquisition activities proposed to be undertaken by Borrower or, in the case of Non-Operated Properties, participated in by Borrower, including (a) drilling, sidetracking, deepening, fracturing, refracturing, completing, recompleting or reworking activities or similar activities to be conducted on the Properties, (b) maintenance and reclamation of wells and other fixtures and equipment that are part of the Properties, (c) acquisition and installation of gathering and compression assets, (d) installation and construction of pipeline assets, (e) acquisition of one or more additional Oil and Gas Properties, including undeveloped lease acquisitions, and (f) geological and geophysical examinations, aerial mapping, test well drilling and other operations in order to explore an area and evaluate the existing structural or stratigraphic traps and includes bulldozing, road building, surveying and all work necessarily connected therewith.

“Debt Service” means, for any Interest Period, the accrued and unpaid interest and that portion of the Principal Amount due for such period.

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, fraudulent conveyance, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, circumstance, or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” means the lesser of (a) the applicable Interest Rate, plus 4% per annum, and (b) the Maximum Rate.

“Defensible Title” means with respect to the Properties, such title that: (a) with regard to Leasehold Interests (i) with respect to each Well or Unit located on or pooled with the Leases entitles Borrower to receive, free and clear of all royalties, overriding royalties and net profits interests (except the ORRI), or other burdens on or measured by production of Hydrocarbons, not less than the Net Revenue Interests of Borrower reflected on Exhibit A for such Wells or Units for the productive life of such Well or Unit (subject only to the Permitted Encumbrances); and (ii) with respect to each Well or Unit located on or pooled with the Leases obligates Borrower to bear costs and expenses relating to the maintenance, development and operation of such Well or Unit in an amount not greater than the Working Interests reflected on Exhibit A for the productive life of such Well or Unit free and clear of any Lien (subject only to Permitted Encumbrances), and (b) with regard to Fee Interests, entitles Borrower to receive production of Hydrocarbons equal to the undivided fee interest owned by Borrower as reflected on Exhibit A.

“Delaware Reorganization” means (a) the formation of a wholly-owned Subsidiary of Borrower organized in the State of Delaware and (b) the merger of Borrower into such wholly-owned Subsidiary with such wholly-owned Subsidiary being the continuing or surviving entity for the purpose of reorganizing such Borrower in the State of Delaware (the “Reorganized Borrower”).

“Deposit Account Control Agreement” means a deposit account control agreement among Borrower, Lender and Wells Fargo Bank, National Association in form and substance reasonably acceptable to Lender which covers the Borrower Operating Account.

“Development Operations” means those activities described in parts (a) and (b) of the definition of D&A Operations.

“Direct Taxes” means, without duplication, (a) Property Taxes, (b) Severance Taxes, (c) ad valorem taxes, (d) conservation taxes, and (e) any other taxes of any kind, excluding only income taxes, margin taxes, gross income taxes, backup withholding taxes and franchise taxes, imposed on Borrower or any producer in connection with or as a result of its ownership of interests in the Properties.

“Engineers” means an independent petroleum engineering firm reasonably acceptable to Lender, provided that Lender’s approval of any independent petroleum engineering firm on any date does not constitute acceptance of such firm at any future date. As of the Closing Date, Lender approves Ryder Scott Company and Netherland & Sewell as Engineers.

“Environmental Law” means any Applicable Laws relating to land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances, the preservation of natural resources or the reclamation of natural resources, in each case in effect in any and all jurisdictions in which the Borrower is conducting or at any time has conducted business, or where any Property is located, including, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and other Applicable Laws in respect of environmental conservation or protection. The term “oil” shall have the meaning specified in OPA, the terms “Hazardous Substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower is located establish a meaning for “oil,” “Hazardous Substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Report” means any Phase I Environmental Site Assessment or similar report in respect of the Properties and, to the extent required under the terms of this Agreement, means a Phase 1 Environmental Site Assessment prepared by a qualified “environmental professional,” as such term is defined by the Environmental Protection Agency.

“Equipment” means all equipment (as defined in the UCC) of Borrower used for or in the operation of the Properties, whether or not located on the Properties, now or hereafter owned by Borrower or in which Borrower may now or hereafter have any interest (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all logs and records in connection therewith, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes and replacements for any of the foregoing, including (a) all pipelines, well and lease equipment and surface equipment, casing, tubing, connections, rods, pipe, machines, other compressors, gathering systems, meters, motors, pumps, tankage, fixtures, storage and handling equipment and (b) the items listed on Schedule 4.1(k).

“Equity Interests” of any Person means any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Plan” means any pension benefit plan or multiemployer plan which is maintained by any Person and which is subject to Title IV of ERISA or ERISA Section 302 or Code Section 412.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” is defined in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amounts” is defined in Section 2.7.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Expenses” means, in connection with the Properties, Borrower’s share of costs and expenses relating to, without duplication, Operating Expenses, Direct Taxes (other than Property Taxes), royalties and overriding royalty interests (in existence as of the date of this Agreement or expressly permitted to be granted by the terms of this Agreement), associated Swap Settlement Payables, and one-twelfth (1/12th) of the estimated annual Property Taxes.

“Facility Fees” means the fees owed by Borrower to Lender as consideration, in part, for Lender’s assistance to Borrower in structuring the transactions contemplated under this Agreement and the other Loan Documents in an amount equal to 2% of the principal amount of the Loan when it is funded.

“Federal Funds Effective Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fee Interest” means a Hydrocarbon Interest arising from ownership relating to a mineral fee interest.

“Financial Statements” means the financial statements of Borrower required to be delivered pursuant to Section 7.1(c).

“Fiscal Quarter” means the three-month period ending on each of March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on March 31 of any year.

“Forward NYMEX Market Prices” means no less than 85% of the then-current NYMEX futures prices for natural gas or crude oil, as the case may be, for the applicable month of future production. Lender shall determine such percentage at or above 85% in its sole reasonable discretion.

“GAAP” means generally accepted accounting principles in the United States set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gas” or “gas” means and includes, in each case, natural gas, casinghead gas, coal bed methane gas, coal mine methane gas and all methane gas found in the coal seams or other strata in communication with the coal.

“Governing Body” means, (a) in the case of a corporation, its board of directors, (b) in the case of a limited liability company, its members or its managers, depending on how the management is allocated in its Organizational Documents, (c) in the case of a general partnership or joint venture, the partners or the joint venturers, respectively, (d) in the case of a limited partnership, the applicable Governing Body of the general partner thereof, if such general partner is not a natural person, and (e) in the case of any other entity not specified in this Agreement, the designees thereof that, pursuant to its Organizational Documents, fulfill the responsibilities typically discharged by a board of directors of a corporation.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any of its Properties, Lender.

“Gross Receipts” means all amounts received by Borrower from the Properties and Permitted Swap Agreements (a) including Swap Settlement Proceeds, proceeds under gas sales agreements, oil sales agreements, natural gas liquids sales agreements, gas processing agreements, gas gathering agreements, Operating Agreements, saltwater disposal agreements, and service agreements (including receipts pursuant to the accounting procedure attached to and incorporated in any Operating Agreement), and (b) excluding the proceeds of Collateral governed separately by Section 2.4(b).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) each Subsidiary of Borrower, and (b) any other Person which executes a Guaranty to Guarantee the Obligation.

“Guaranty” means a Guaranty Agreement in form and substance reasonably satisfactory to Lender, (as amended, restated or supplemented from time to time) under which any Guarantor Guarantee’s the Obligations.

“Hazardous Substance” is defined in the definition of Environmental Law.

“Hydrocarbons” means oil, Gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, and all products refined or separated therefrom.

“Hydrocarbon Interests” means Leasehold Interests, Fee Interests and other interests in or under oil, Gas and other liquid or gaseous hydrocarbon deeds, leases or farm-out agreements (including the Leases) with respect to Hydrocarbons wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to Hydrocarbons wherever located, including any beneficial, reserved or residual interest of whatever nature.

“Indebtedness” means, as to any Person, without duplication, (a) obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) capitalized lease obligations of such Person, (f) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) guaranties by such Person of the type of indebtedness described in clauses (a)-(f) above, (h) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person, (j) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries and (k) net obligations under any derivative contract including any Swap Agreement, commodity agreement, interest rate agreement or foreign exchange agreement, excluding any non-cash mark-to-market adjustments.

“Indemnified Taxes” is defined in Section 3.1(b).

“Industry Agreement” means any farm-out, farm-in, joint operating, development, participation or similar agreement commonly used in the oil and gas exploration and production industry.

“Intercreditor Agreement” means that certain Intercreditor Agreement among Lender, Borrower, and the Approved Counterparty under the initial Permitted Swap Agreement and executed and delivered pursuant to Section 6.1 in substantially the form of Exhibit D.

“Interest Period” means each monthly period beginning on (and including) the Repayment Date in one calendar month and ending on (but not including) the Repayment Date in the next following calendar month, provided that the first Interest Period shall begin on the date the Loan is first funded under this Agreement and ending on the immediately following Repayment Date.

“Interest Rate” means the lesser of (a) the Maximum Rate and (b) the greater of (i) the LIBOR Rate plus the LIBOR Margin, and (ii) a fixed annual rate of 12%.

“Interest Reserve” is defined in Section 2.6(c).

“Investment” means, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business), (c) the purchase or acquisition (in one or a series of transactions) of property of another Person that constitutes a business unit, or (d) the entering into of any Guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“JIBs” is defined in Section 7.1(c)(iii).

“Lease” or “Leases” means, whether one or more, (a) those certain oil, gas, coal bed methane and/or mineral deeds or leases or farm-out agreements set out in the description of the Property on Exhibit A and any other interests in such deeds, leases or farm-out agreements, whether now owned or hereafter acquired by Borrower, and any extension, renewals, corrections, modifications, elections or amendments of any such deeds or leases or farm-out agreements, or (b) other oil, gas and/or mineral deeds or leases or farm-out agreements or other interests pertaining to the Properties which may now and hereafter be made (or intended or purported to be made) subject to the lien of any of the Security Documents and any extension, renewals, corrections, modifications, elections or amendments of any such deeds or leases or farm-out agreements.

“Leasehold Interest” means a Hydrocarbon Interest arising from ownership relating to an oil, gas and/or mineral lease.

“Lender Account” is defined in Section 2.7.

“Lender Tax” means, for Lender, any Tax imposed on or measured by Lender’s income (including any franchise or similar tax imposed on Lender in lieu of income taxes), by the Governmental Authority in the jurisdiction in which Lender is organized or maintains a lending office.

“Lender” is defined in the preamble of this Agreement and includes its successors and assigns.

“Letters in Lieu” means those certain letters in lieu of transfer orders, duly executed by Borrower, in the form reasonably satisfactory to Lender.

“LIBOR Margin” means 6% per annum.

“LIBOR Rate” means for any day the fluctuating rate of interest equal to the one-month London interbank offered rate as published in the “Money Rates” section of The Wall Street Journal as stated on the first Business Day of the calendar month in which such day lies, provided that in any event, LIBOR Rate for any non-Business Day will be the LIBOR Rate in effect on the immediately preceding Business Day, even if such Business Day is in the previous calendar month. In the event The Wall Street Journal is no longer published or no longer publishes the LIBOR Rate in its “Money Rates” table, Lender shall choose a substitute LIBOR Rate that is based upon comparable information subject, however, to Section 3.2.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Indebtedness owed to it or any other arrangement with such creditor which provides for the payment of such Indebtedness out of such property or assets or which allows it to have such Indebtedness satisfied out of such property or assets prior to the satisfaction of general creditors of the owner of such property or assets, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of unregistered securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan” means, without duplication, the amounts advanced under Section 2.1, and any additional the Administration Fees and Facility Fees advanced under this Agreement.

“Loan Documents” means this Agreement, the Note, each ORRI Conveyance, each Mortgage, the Security Agreement, the Guaranty, the Letters in Lieu, the Notices of Assignment of Proceeds, the Deposit Account Control Agreement, Permitted Swap Agreements, the Intercreditor Agreement, each Pledge Agreement and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments, in as many counterparts as Lender may require, now, heretofore or hereafter delivered by Borrower to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.

“Loan to Value Ratio” means, when determined, the ratio derived by dividing (a) the Principal Amount, by (b) the PW10 of Borrower’s Proved Developed Producing Reserves in the Properties, net to Borrower’s interest, and calculated by Lender in connection with the most recent Reserve Report delivered under this Agreement (after being adjusted from time to time to incorporate Lender’s then-current assumptions with respect to pricing, Expenses and hedges under Permitted Swap Agreements). Lender’s then-current assumptions will include forward price assumptions consisting of the Forward NYMEX Market Prices.

“Lockbox” means the lockbox established with the lending institution where the Lender Account is maintained and to which, upon Lender’s exercise of its option under Section 2.7(a), Gross Receipts of Borrower that are not wire-transferred into the Lender Account will be directed for subsequent transfer into the Lender Account.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, assets, liabilities (actual or contingent), prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole (b) the ability of the Borrower to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of or benefits available to Lender under any Loan Document.

“Material Contracts” means (a) any agreement or arrangement to which Borrower is a party or by which Borrower is bound (other than the Loan Documents) for which Borrower’s breach or non-performance could be reasonably expected to have a Material Adverse Effect, (b) the contracts listed on Schedules 4.1(o) and (p), and (c) the Operating Agreements.

“Maturity Date” means the earliest of (a) October 31, 2008, (b) the date on which all Obligations (other than the obligations under any ORRI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents) have been paid in full and this Agreement has terminated, and (c) the date on which Lender notifies Borrower of the acceleration of payment of all or any portion of the Obligations based on the occurrence of an Event of Default.

“Maximum Loan Amount” means $12,240,000.

“Maximum Rate” means the maximum non-usurious rate of interest that Lender is permitted under Applicable Law to contract for, take, charge, or receive from Borrower.

“Mortgage” means a Mortgage, Security Agreement, Financing Statement, and Assignment of Production covering the Properties and securing the Obligations, executed by Borrower for the benefit of Lender, and which is in form and substance reasonably acceptable to Lender.

“Net Revenue” means, for any period, (unless specified otherwise), Gross Receipts minus Expenses.

“Net Revenue Interest” and “NRI” means in relation to Leasehold Interests (a) with respect to a Unit for which a net revenue interest is stated, that interest in the applicable Hydrocarbons produced, saved and sold from such unitized area which is afforded to Borrower by virtue of its ownership of the Hydrocarbon Interests included in whole or in part in such area after deducting all burdens against the production therefrom, and (b) with respect to a Well for which a net revenue interest is stated, that interest in the applicable Hydrocarbons produced, saved and sold from the Well which is afforded to Borrower by virtue of its ownership of the Hydrocarbon Interests after deducting all burdens against the production therefrom; provided that, any representation, warranty or covenant in relation to Borrower’s Net Revenue Interest shall be deemed to refer to such interest net of the ORRI granted to Lender.

“Non-Operated Properties” means the Properties for which Borrower does not serve as Operator.

“Note” means the promissory note in the form of Exhibit B as appropriately completed, executed by Borrower and made payable to Lender in an amount equal to the Maximum Loan Amount.

“Notice of Assignment of Proceeds” is defined in Section 6.4.

“Obligations” means all Indebtedness and all obligations from time to time owing from Borrower to Lender or any of Lender’s Affiliates under or pursuant to any of the Loan Documents in connection with this Agreement or any transaction contemplated hereby, including all principal, interest, fees, expenses, costs and indemnities.

“Oil and Gas Properties” means each of the following owned by Borrower: (a) Hydrocarbon Interests, (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transport by pipeline operations, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and (g) all rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or in this hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Properties (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, nitrogen removal units, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Operating Agreements” means, whether one or more, operating agreements relating to the Properties to which Borrower is currently a party or by which Borrower is currently bound, and operating agreements related to the Properties to which Borrower hereafter becomes a party or by which Borrower hereafter becomes bound, which later operating agreements shall be reasonably satisfactory in form and substance to Lender.

“Operating Expenses” means (a) in relation to Leasehold Interests, Borrower’s proportionate share of (i) direct lease operating expenses and well maintenance expenses which arise from Borrower’s Working Interests in the Wells that are subject to the Mortgage, that are billed to Borrower by the Operator, or incurred by Borrower as Operator, of the Properties and (ii) Borrower’s Working Interest share of expenses incurred in the repair, maintenance and replacement of damaged or obsolete Equipment and (b) in relation to Fee Interests, Borrower’s direct operating expenses and well maintenance expenses, which arise from Borrower’s fee interests in the Wells that are subject to the Mortgage, that are billed to Borrower by the Operator or incurred by Borrower, as Operator, of the Properties and Borrower’s expenses incurred in the repair, maintenance and replacement of damaged or obsolete Equipment. Without Lender’s prior written consent, Operating Expenses may not include well maintenance expenses or equipment repair, maintenance and replacement expenses to the extent they exceed $60,000.00 per event or $400,000 in any Fiscal Year.

“Operating Report” means a monthly forecast of Borrower’s revenue and its lease and other operating expense and capital expenditure in respect of Borrower’s interest in the Properties for the immediately following 12-month period.

“Operator” means, with regard to the Properties, any operator, including any contract operator, as such terms are generally understood in the oil and gas industry.

“Organizational Documents” means (a) in the case of a corporation, its certificate of incorporation or formation, articles of incorporation and bylaws, as amended, (b) in the case of a limited liability company, its certificate of formation, its limited liability company agreement, and its operating agreement or regulations (or similar documentation as denominated under the laws of the jurisdiction in which it is formed), (c) in the case of a general partnership or joint venture, the applicable partnership agreement or joint venture agreement, (d) in the case of a limited partnership, its certificate of formation and partnership agreement, and (e) in the case of any other entity not specified in this Agreement, the applicable documentation typically used in the jurisdiction where such entity has been formed for purposes of initially forming such entity according to the laws of such jurisdiction and thereafter operating and managing such entity.

“ORRI” means, with respect to each of the Properties, a cost free overriding royalty interest from Borrower’s proportionately reduced Working Interest and other Hydrocarbon interests in Hydrocarbons and other minerals in, under and to be produced from or attributable to the Properties conveyed to Lender pursuant to any ORRI Conveyance, including any ORRI to be conveyed pursuant to Section 8.4.

“ORRI Conveyance” means an assignment in form and substance reasonably acceptable to Lender pursuant to which Borrower conveys an ORRI to Lender.

“ORRI Letters in Lieu” means those certain letters in lieu of transfer orders in relation to any ORRI, duly executed by Borrower, in the form satisfactory to Lender.

“Permitted Encumbrances” means:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes, assessments, or other governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) operators’, non-operators’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or which are incident to the exploration, development, operation, and maintenance of the Properties, not overdue for a period of more than 60 days or which are disputed in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Liens in connection with workers’ compensation, unemployment insurance and other social security legislation as provided by any Applicable Law, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of trade contracts, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, or reservations and other similar encumbrances, defects, irregularities, minor imperfections and deficiencies in title affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing Purchase Money Indebtedness to the extent it is Permitted Indebtedness;

(h) Liens permitted under Section 6.1 that are granted by Borrower to counterparties under Permitted Swap Agreements;

(i) the Leases;

(j) with respect to Oil and Gas Properties, imperfections of title as described in Title Opinions which are acceptable to Lender;

(k) Liens for royalties, overriding royalties, net profit interests, reversionary interests, and other similar interests, properties, arrangements and agreements as they relate to the Hydrocarbon Interests of Borrower, to the extent such Liens arise under Industry Agreements or are customary in the oil and gas business, are incurred in the ordinary course of business, do not secure Indebtedness for borrowed money and which secure sums which are not then required to be paid;

(l) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Borrower on deposit with or in possession of such bank securing cash management, operating account, and investment account arrangements and Permitted Indebtedness;

(m) non-consensual statutory Liens on pipelines or pipeline facilities, Hydrocarbons or properties or assets of Borrower which arise out of operation of law and are not in connection with the borrowing of money; and

(n) Liens not expressly permitted under this Agreement which secure Permitted Indebtedness.

“Permitted Indebtedness” means (a) the Obligations under this Agreement, (b) Indebtedness incurred under any Permitted Swap Agreement, (c) trade payables incurred in the ordinary course of Borrower’s business, (d) Purchase Money Indebtedness which does not at any time exceed $100,000 in the aggregate, (e) Indebtedness incurred in respect of financing unpaid insurance premiums (to the extent of the premiums being financed; (f) Indebtedness existing on the Closing Date and listed on Schedule 7.2(e) (as amended and renewed but not increased), (g) Indebtedness not to exceed $50,000 per transaction and an aggregate amount not to exceed $150,000 at any time outstanding with regard to direct costs and expenses incurred in the operation of the Properties, and (h) without duplication, unsecured Indebtedness which in the aggregate does not at any time exceed $500,000.

“Permitted Investments” means (a) Investments in negotiable instruments for collection, (b) advances made in connection with purchases of goods or services in the ordinary course of business, (c) Investments made in the ordinary course of the oil and gas business, agreed to by Lender in writing and in its sole discretion, as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit Borrower to share risks or reduce costs, comply with regulatory requirements regarding local mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith; provided that for purposes of this clause (c), an Investment in the Equity Interests of a Person shall not constitute a Permitted Investment, (d) Investments in overnight funds, certificates of deposit and/or other obligations of (i) national banks, (ii) any trust company having capital, surplus and undivided profits of at least $100,000,000, (iii) issuers of commercial paper rated not less than A-1 by Standard & Poors or P-1 by Moody’s Investors Service at the time of purchase by Borrower and/or (iv) obligations of the United States government or any agency thereof, (e) the current, but not additional, Investments in Subsidiaries in existence as of the date of this Agreement, and (f) other Investments approved by Lender in writing and in its sole discretion.

“Permitted Swap Agreement” means a Swap Agreement with an Approved Counterparty on terms and conditions, and in a form reasonably acceptable to Lender, including a master swap agreement on International Swap Dealers Association forms and the schedules thereto and any confirmations thereunder which Borrower enters into with an Approved Counterparty on terms reasonably acceptable to Lender.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Authority (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pledge Agreement” means (a) a pledge agreement (covering, without limitation, all of the Equity Interests of Borrower’s Subsidiaries) executed by Borrower, as debtor, in favor of Lender, and (b) a pledge agreement executed by any Subsidiary of Borrower, as debtor, in favor of Lender, in each case in form and substance reasonably acceptable to Lender, as the same may be amended, restated, or supplemented pursuant to the terms of this Agreement.

“Principal Amount” means, when determined, the principal amount of Loans outstanding at such time.

“Pro Forma Financial Statements” is defined in Section 4.1(e).

“Properties” means all Oil and Gas Properties and the other oil and gas assets of Borrower described in Exhibit A, as Exhibit A may be amended, restated, or supplemented from time to time.

“Property Operating Statement” means the monthly statement, in the form of Exhibit C, or another form mutually acceptable to Lender and Borrower (but containing at a minimum the same information) to be prepared and delivered by Borrower to Lender pursuant to Section 2.6.

“Property Taxes” means taxes imposed periodically on Borrower by the applicable Governmental Authority which are based on or measured by the estimated value (at the time such taxes are assessed) of any Hydrocarbons or other assets situated within the Properties.

“Proved Developed Non-Producing Reserves” means Proved Reserves that are estimated to be recoverable by existing Wells that are not yet capable of producing such reserves without completions or recompletions being conducted within the existing wellbores thereof; and shall include reserves classified as proved developed behind-pipe reserves in a Reserve Report.

“Proved Developed Producing Reserves” means Proved Reserves that are estimated to be recoverable by existing Wells that are then capable of producing such reserves.

“Proved Reserves” means the current estimated quantity of Hydrocarbons which analysis of geologic and engineering data demonstrate with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions based on either actual production or conclusive formation tests.

“Proved Undeveloped Reserves” means Proved Reserves that are estimated to be recoverable from wells to be drilled in the future.

“Purchasers of Hydrocarbons” means the Persons listed on Schedule 4.1(o) and all other Persons who, now or may in the future, purchase Hydrocarbons attributable or allocable to Borrower’s Hydrocarbon Interests in the Properties.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including capitalized lease obligations), incurred at the time of, or within 20 days after (or such other period as may be agreed to by Lender), the acquisition of any fixed assets for the purpose of financing all or any part of such asset’s acquisition cost.

“PW10” means the present worth of future net cash flow, discounted to present value at the simple interest rate of 10% per year.

“Repayment Date” means the last Business Day of each month beginning November 2007 and ending on the Maturity Date.

“Reorganized Borrower” is defined in the definition of Delaware Reorganization.

“Reserve Report” means a petroleum engineering report in a form reasonably satisfactory to Lender.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Security Agreement” means a security agreement (covering, without limitation Accounts, Equipment, General Intangibles and Inventory of Borrower as those terms are defined in the UCC) executed by Borrower, as debtor, in favor of Lender, in form and substance reasonably satisfactory to Lender, as the same may be amended, restated or supplemented pursuant to the terms of this Agreement.

“Security Documents” means each Mortgage, Security Agreement, Deposit Account Control Agreement, Pledge Agreement, and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations, as the same may be amended, restated or supplemented from time to time pursuant to this Agreement.

“Severance Taxes” means state taxes imposed by the applicable Governmental Authority at the time any Hydrocarbon is produced from a well which are based on or measured by the amount or value of such production.

Subordinated Indebtedness means Indebtedness of Borrower which has been subordinated to the Obligations on terms satisfactory to Lender.

“Subsidiary” means (a) as to any Person, a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person, (b) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries, and (c) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated in this Agreement, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Swap Agreement” means (a) any interest rate or currency swap, rate cap, rate collar, forward agreement and other exchange or rate protection agreements or any option with respect to any such transaction and (b) any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement related to Hydrocarbons or any option with respect to such transaction.

“Swap Settlement Payables” means any settlement amounts payable by Borrower under the terms of any executed Permitted Swap Agreement, after giving effect to any netting provisions of such agreement.

“Swap Settlement Proceeds” means any settlement amounts paid to Borrower under the terms of any executed Permitted Swap Agreement, after giving effect to any netting provisions of such agreement.

“Tax Claim” means any claim by a taxing authority that Borrower owes or that Borrower’s interest in any of the Properties is subject to a Lien securing any amount of taxes of any kind.

“Taxes” means, for any Person, all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto imposed upon that Person, its income, or any of its properties, franchises or assets.

“Title Documents” means copies of Title Opinions and other documents and instruments supporting Borrower’s title in and to some or all of the Properties and any related reports, abstracts and analyses to be delivered by Borrower to Lender from time to time.

“Title Opinions” means those certain title opinions to be delivered by Borrower to Lender from time to time providing evidence of title satisfactory to Lender in its sole and absolute discretion.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Triggering Event” means (a) the occurrence of an Event of Default, (b) that on or before June 30, 2008, Borrower fails to deliver to Lender a written status report regarding Borrower’s efforts to refinance the Obligations under this Agreement, or (c) that on or before July 31, 2008, Borrower fails to deliver to Lender a signed commitment letter or term sheet from a financial institution setting out the terms on which such financial institution will refinance the Obligations under this Agreement.

“UCC” means the Uniform Commercial Code in effect, from time to time, in any applicable jurisdiction.

“Unit” means, in respect of each Well or group of related Wells, Borrower’s interest in Oil and Gas Properties covering the lands attributed to each such respective Well or group of related Wells for pooling, unitization and/or proration purposes, from time to time, whether so attributed to such Well or group of related Wells in order to comply with the terms of the applicable deed, oil and gas leases, farm-out agreements, coal bed methane leases, pooling or unitization agreements, unit operating agreements or the like or in order to comply with the applicable rules and regulations of applicable Governmental Authorities related to pooling, unitization, well spacing or the like and, including any pooled (compulsory or voluntary) unit, proration unit, production unit, regulatory unit, field-wide unit, or other similar designation or allocation of lands to such Well or group of related Wells; provided that, to the extent lands have not been attributed to any such Well or group of related Wells either by any such deed or contractual or regulatory authority, then the applicable Unit will consist of all of Borrower’s interest in Oil and Gas Properties supporting Borrower’s right to receive production or proceeds of production from such Well or Wells without geographic limitations.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Well” means a well producing or capable of producing Hydrocarbons, including those described or referred to in Exhibit A or on any exhibit to any Security Document, as such Exhibit A or other exhibit may be amended, restated or supplemented from time to time.

“Wire Transfer Instructions” means the instructions described on Schedule 2.1 relating to the disbursements by Lender of the amounts constituting the Loans (other than the Facility Fee and the initial Administration Fee).

“Working Interest” and “WI” means (a) with respect to a Unit for which a working interest is stated, Borrower’s share of the costs of operations conducted thereon, and (b) with respect to a Well for which a working interest is stated, Borrower’s share of costs of the operation thereof.

Section 1.2 Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated in this Agreement by reference and made a part of this Agreement for all purposes.

Section 1.3 Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided in this Agreement, the terms defined in this Agreement which refer to a particular exhibit, schedule, agreement, instrument, document or Applicable Law also refer to and include all renewals, extensions, amendments, restatements and supplements of such exhibit, schedule, agreement, instrument, document, or Applicable Law, provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.4 References and Titles.  All references in this Agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to the exhibits, schedules, articles, sections, subsections and other subdivisions of this Agreement unless otherwise expressly provided. Section and subdivision headings are for convenience only, do not constitute any part of such sections or subdivisions and shall be disregarded in construing the language contained in such sections or subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular sections or subdivisions unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections of this Agreement in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including, but not limited to.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 1.5 Calculations and Determinations. Unless otherwise expressly provided in this Agreement or Lender otherwise consents in writing, all Financial Statements and reports to be furnished to Lender under the Loan Documents shall be prepared and all financial computations and determinations made pursuant to the Loan Documents, and with respect to the Financial Statements, shall be made in accordance with GAAP.

ARTICLE II
THE LOANS

Section 2.1 The Loan.

(a) Subject to the terms and conditions under this Agreement (including Lender’s right to terminate its obligations if an Event of Default or a Default occurs), Lender agrees that during the Advance Period it will make a single advance to Borrower in an amount up to the Committed Amount to be applied as follows:

(i) Borrower’s $75,000 expense advance will be applied to reimburse Borrower and Lender for (or advance to Borrower or Lender amounts to pay) that portion of the Closing Costs remaining after applying the $75,000 expense advance delivered to Lender by Borrower to reduce the amount of the Closing Costs;

(ii) $240,000 to be used to pay a Facility Fee in respect of Lender’s funding of the Loans;

(iii) $300,000 to be used to pay the fee for Borrower’s financial advisor;

(iv) $5,000 to pay the initial Administration Fee;

(v) $5,000 as a reserve for reimbursable closing costs incurred by Lender;

(vi) $367,200 to be used to pay the Interest Reserve;

(vii) $225,000 to be used to pay for the cost of Title Opinions;

(viii) $823,717 to pay trade payables and similar unsecured Indebtedness incurred in the ordinary course of business;

(ix) $4,500,000 to be used for the D&A Operations described on Schedule 2.1(a); and

(x) $5,774,083 to be held by Borrower as a cash reserve to be used for D&A Operations described on Schedule 2.1(a), for interest expense, and for general working capital purposes (including general and administrative expense in an amount not to exceed $450,000 each month).

(b) The Loan advanced under this Agreement, once repaid, may not be reborrowed.

(c) The Loans described in this Section 2.1 and all other amounts due under this Agreement shall be evidenced by the Note. The final maturity date of such Note shall be the Maturity Date and all amounts evidenced by the Note shall be secured by the Security Documents and shall be entitled to the benefits of any Guaranty.

Section 2.2 Interest.

(a) While no Event of Default exists, the outstanding Principal Amount shall accrue interest at an annual rate equal to the Interest Rate. While an Event of Default exists (either before or after acceleration), the outstanding Principal Amount shall accrue interest at an annual rate equal to the Default Rate.

(b) Interest shall be due and payable in arrears on each Repayment Date (and at such other times as may be specified in this Agreement) as set out in Section 2.6.

(c) Interest due and payable under this Agreement is due before and after judgment, and before and after the commencement of any proceeding under any applicable Debtor Relief Law.

(d) All computations of interest and all fees for a given period shall be made by multiplying the applicable annual rate times a fraction the numerator of which shall be the actual number of days elapsed during such period and the denominator of which shall be 360. Interest shall accrue on the day on which the Loan is made, but shall not accrue on the day on which the Loan or such portion thereof is paid, provided that any Loan that is repaid on the same day on which it is made shall accrue interest for one day. Accrued interest shall be compounded monthly.

Section 2.3 Repayment of the Loans. Except as otherwise provided in Section 2.6, the Principal Amount, plus all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

Section 2.4 Prepayment of the Loans.

(a) Voluntary Prepayments.  Borrower may prepay the Principal Amount in whole (and terminate this Agreement pursuant to Section 11.8) or in part, at any time, without penalty and without premium, provided that (i) Borrower shall give Lender at least 3 Business Days’ prior written notice of such prepayment, (ii) Borrower shall pay all accrued and unpaid interest on the amount of principal being prepaid, and (iii) Borrower shall have granted to Lender any ORRI Conveyance which Lender is entitled to receive but which Borrower has not yet granted. The requirement to provide advance written notice of prepayment shall not apply to prepayments under Section 2.4(b) below.

(b) Mandatory Prepayment.

(i)  Promptly, but in no event later than three Business Days after Borrower’s receipt of such net proceeds, Borrower shall deliver to Lender 100% of the net proceeds of any disposition of Collateral and 50% of the proceeds of any issuance of Subordinated Indebtedness or Equity Interests, and such amounts shall be applied to reduce the Principal Amount until the Obligations have been paid in full. Provided no Event of Default exists, such prepayment of the proceeds of Equipment shall not be required to the extent Borrower reinvests the net proceeds from the disposition of such Equipment, or a portion thereof, in productive assets of a kind then used or usable by Borrower in its business, within 180 days after the date Borrower receives such proceeds.

(ii) Borrower shall use 100% of all insurance proceeds to promptly acquire new or replacement assets which are contemporaneously subjected to a first priority Lien in favor of Lender on terms satisfactory to Lender and its counsel, provided, that, if (i) an Event of Default exists when Borrower receives such proceeds, or (ii) Borrower has not acquired such replacement assets within 90 days after its receipt of such proceeds, then, in each case, Borrower shall deliver such proceeds to Lender and such amount shall be applied to reduce the Principal Amount. Borrower agrees to promptly execute and deliver to Lender a Mortgage and any other Security Documents described in Section 6.1 to grant Lender, a first priority lien, subject only to the Permitted Encumbrances, in any such replacement property, and further agrees that if such property is a replacement Oil and Gas Property not previously subject to an ORRI, to promptly execute and deliver an ORRI Conveyance to Lender on the Business Day following Borrower’s acquisition of such property.

(c) Prepayments Generally. Any principal prepaid pursuant to this Section 2.4 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

(d) Character of Fees. Borrower agrees that if the Principal Amount is prepaid in full, all fees paid under this Agreement, including the Facility Fees, shall constitute prepayment penalties and shall not be deemed to be interest.

Section 2.5 Commencement of ORRI.  The ORRI will be effective with respect to that portion of the Hydrocarbons produced from or attributable to the Properties from and after the first day of the month in which the Closing Date occurs, as more particularly described in the ORRI Conveyance.

Section 2.6 Application of Receipts.

(a) Net Revenue shall be calculated each month by Lender based on a Property Operating Statement. As soon as practical each month, and in any event no later than the last Business Day of such month, Borrower shall prepare and deliver to Lender a monthly Property Operating Statement which details Borrower’s Gross Receipts and Expenses with respect to such month and for any other such amounts relating to any preceding months that were not previously accounted for in a Property Operating Statement and shall also detail the production of Hydrocarbons from the properties as described therein. Borrower shall deliver the first Property Operating Statement to Lender no later than the last Business Day of October 2007; provided that this first Property Operating Statement shall cover the period from the Closing Date through and including the last Business Day of October 2007, and shall reflect Gross Receipts received and Expenses paid for such period which are related to production for all periods prior to and including the last day of October 2007, to the extent available to Borrower.

(b) Effective as of each Repayment Date and at the end of each Interest Period, Gross Receipts for such Interest Period shall be applied as follows:

(i) first to pay all Expenses;

(ii) second,

(A) if no Event of Default then exists, an amount equal to all accrued and unpaid interest on the Principal Amount until all such accrued and unpaid interest is paid in full; or

(B) if an Event of Default then exists, an amount equal to 100% of the Net Revenue for such Interest Period with such amounts being be applied first to all accrued and unpaid interest until all accrued and unpaid interest is paid in full with the remaining amount being applied to the Principal Amount until the Principal Amount is paid in full;

(iii) third, if such Repayment Date occurs in a month that is also at the last month in a Fiscal Quarter, to pay $5,000 to Lender as the Administration Fee (other than the initial Administration Fee); and

(iv) fourth, if no Event of Default exists, any remaining amounts shall be retained by Borrower or, if Gross Receipts are then being deposited in the Lender Account, by remitting such sums to the Borrower Operating Account in accordance with Section 2.7(a).

(c) On the Closing Date, Borrower shall pay to Lender (for deposit into the Lender Account) an amount equal to $367,200 (the “Interest Reserve”). This amount approximates 3 months accrued interest on the Principal Amount. If on any Repayment Date Borrower fails to pay the interest then due, Lender may withdraw from the Lender Account an amount equal to the past due interest and apply it toward the payment due under this Agreement. If the balance of the Lender Account is at any time less than an amount equal to 3 months of accrued and unpaid interest on the Principal Amount, Lender shall notify Borrower of such deficit and Borrower shall immediately deposit additional funds into the Lender Account in an amount sufficient to eliminate such deficit.

Section 2.7 Gross Receipts Paid to Lender Account.

(a) Upon the occurrence of a Triggering Event and continuing until all Obligations (other than the obligations under any ORRI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents) have been paid in full and this Agreement and Lender’s commitment to make Loans have terminated, Borrower shall direct and cause all Gross Receipts to be deposited directly into an account maintained by Lender (the “Lender Account”), or into the Lockbox associated with the Lender Account, by causing all Purchasers of Hydrocarbons, the Operators, all counterparties under Swap Agreements, all Account Debtors of Borrower (including under pipeline transportation contracts), and any other customers of Borrower to deposit all payments of any nature whatsoever due and owing by such Persons to Borrower into the Lender Account; provided that (i) Purchasers of Hydrocarbons, with prior notice to Lender, may make distributions to third party royalty interest owners and working interest owners and may withhold Severance Taxes (collectively, the “Excluded Amounts”), and (ii) with the written consent of Lender, Borrower may have an amount of the Gross Receipts equal to the amount of the Excluded Amounts deposited into the Borrower Operating Account rather than the Lender Account.

(b) Borrower will have 60 days after the receipt of such Excluded Funds to contest the amounts of funds, after which time the amounts released will be deemed conclusively correct absent manifest error, provided that Borrower may not contest any such amounts released for any reason after the Maturity Date. If Borrower desires to contest any such amount it shall do so by providing Lender written notice with a report analyzing its basis regarding any error. Lender shall thereafter notify Borrower, within 30 days of receipt of Borrower’s analysis, if it agrees with or disputes Borrower’s analysis. If Lender disputes Borrower’s analysis, Lender’s notice shall detail the specific basis of the dispute and the amount of the dispute. If Lender agrees with Borrower’s analysis, Lender will disburse any such amounts to Borrower within 15 days of the date of Lender’s notice.

(c) Any amounts deposited into the Lender Account owing to third-party working interest, overriding royalty interest and royalty interest owners whose interests in the Properties were created prior to the time such Properties became subject to any of the Security Documents or to taxing authorities for production taxes shall be released by Lender to Borrower within 3 Business Days after receipt of a certificate from Borrower detailing such amounts and the party to be paid so that Borrower may return such amounts to such third-party working interest, overriding royalty interest and royalty interest owners and taxing authorities. Lender shall have the right to undertake audit procedures during normal business hours and upon reasonable prior notice to periodically confirm that such payments and all Expenses have been made by Borrower. Lender shall have the right at its option, but not the obligation, to make payments directly for Expenses and such other payments directly to the third-party working interest, overriding royalty interest and royalty interest holders and taxing authorities upon the occurrence of and during the continuance of an Event of Default under this Agreement.

Section 2.8 Use of Proceeds.

(a) Loan proceeds may be used by Borrower for the purposes described in Section 2.1(a) (including for working capital and general corporate purposes). In no event shall funds from the Loans be used by Borrower, directly or indirectly, for personal, family, household or agricultural purposes, or any other purpose not specifically described in this Section 2.8 or in Section 2.1.

(b) Borrower shall have the right to use funds paid over to the Borrower Operating Account for any corporate or business purposes of Borrower.

ARTICLE III
TAXES AND YIELD PROTECTION

Section 3.1 Taxes.

(a) Any and all payments by Borrower to or for the account of Lender under any Loan Document (other than the ORRI Conveyance) shall be made free and clear of, and without deduction by, Borrower for any and all Taxes other than Lender Taxes (except to the extent required by Applicable Law) and Direct Taxes. To confirm Borrower’s ability to comply with the foregoing, Lender represents and warrants to Borrower that it is (i) not subject to backup withholding and is otherwise current on its obligations under the Code, and (ii) not a foreign person within the meaning of the Code or under any laws of any jurisdiction of which Lender is subject, the effect of which laws would be to require Borrower to withhold taxes from payments made to or for the account of Lender. If Borrower shall be required by any Applicable Laws to deduct Lender Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount of principal and interest it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) To the extent not duly paid by Borrower, Borrower shall indemnify Lender within 10 days after written demand therefor, for the full amount of Lender Taxes paid by Lender on or with respect to any payment by or on account of any obligation of the Borrower under this Agreement (including Lender Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) (“Indemnified Taxes”) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of Lender as to the basis of Lender Taxes and the amount of such payment or liability under this Section 3.1 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(c) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document.

Section 3.2 Inability to Determine LIBOR Rate.  If Lender determines in connection with any request for a Loan or continuation thereof for any reason that adequate and reasonable means do not exist for determining the LIBOR Rate, Lender will promptly so notify Borrower if Lender reasonably determines that such event or events have any impact on the application of the Interest Rate. In such event, Lender shall use, as the LIBOR Rate, the average LIBOR Rate for the two immediately preceding months (for one-month terms) until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Borrower.  To confirm Lender’s understanding concerning Borrower and Borrower’s businesses, properties and obligations, and to induce Lender to enter into this Agreement and to make the Loans, Borrower represents and warrants to Lender that:

(a) Organization and Authority.  Borrower is a corporation, duly organized and validly existing under the laws of Nevada, having all requisite corporate powers necessary to carry on its businesses and to enter into and consummate the transactions contemplated by the Loan Documents. Borrower is authorized to do business in all other jurisdictions in which the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify cannot reasonably be expected to have a Material Adverse Effect. Borrower has taken all actions necessary to authorize the execution and delivery of the Loan Documents and to authorize the consummation of the transactions contemplated by, and the performance of its obligations under, the Loan Documents. Borrower is duly authorized to borrow funds under this Agreement and generally to conduct all D&A Operations.

(b) No Conflicts or Consents.

(i)  Other than obligations or agreements that will be satisfied or terminated prior to or contemporaneously with Closing, the execution and delivery by Borrower of the Loan Documents, the performance of its obligations under the Loan Documents, and the consummation of the transactions contemplated by the Loan Documents does not and will not (A) conflict with or violate any provision of any Applicable Law, any of Borrower’s Organizational Documents, or any Material Agreement, the violation of which could reasonably be expected to have a Material Adverse Effect, (B) result in the acceleration of any Indebtedness owed by Borrower, or (C) result in or require the creation of any Lien upon any assets or properties of Borrower, except as expressly contemplated in the Loan Documents.

(ii) Except as expressly contemplated in the Loan Documents and except those which have been obtained, no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required for Borrower’s execution, delivery or performance of any Loan Document or its consummation of any transactions contemplated by the Loan Documents.

(iii) Except as set out on Schedule 4.1(b), no consents, options, rights of first refusal or similar rights are outstanding in favor of any Person in respect of conducting the D&A Operations, other than consents, permits and authorizations required to be obtained or renewed from time to time from Governmental Authorities.

(c) Enforceable Obligations.  This Agreement and the other Loan Documents are the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms except as such enforcement may be limited by Debtor Relief Laws or by principles of equity applicable to the enforcement of creditors’ rights generally whether in proceeding at law or in equity.

(d) Capitalization; Subsidiaries: Compliance with Security Laws.

(i) Schedule 4.1(d) lists all Subsidiaries of Borrower, other Persons in which Borrower owns any Equity Interests, all Affiliates of Borrower, and all joint ventures or associations of which Borrower is a venture partner or a member. Other than those listed in such schedule, Borrower has no Subsidiaries, owns no Equity Interests in any Person, has no Affiliates and is not a member of any joint venture or association.

(ii) Except as disclosed on Schedule 4.1(d), Borrower is not (A) subject to any options, warrants, or other rights to purchase any Equity Interests of Borrower, (B) subject to any Indebtedness or securities convertible into or exchangeable for any Equity Interests of Borrower, or (C) under any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its Equity Interests.

(iii) Except as contemplated by this Agreement or as disclosed on Schedule 4.1(d), (A) Borrower has complied in all material respects with all applicable state corporate laws, and (B) there is no pending or, to the knowledge of Borrower, threatened litigation against Borrower involving any federal or state securities law claims against Borrower.

(e) Pro Forma Financial Statements.  Attached as Schedule 4.1(e) are unaudited, management-prepared pro forma balance sheet of the Borrower as of the Closing Date (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements present fairly the pro forma financial condition of the Borrower as of the date thereof and are in accordance with the projected or actual (as the case may be) performance and books and records of Borrower.

(f) Indebtedness; Taxes; Unpaid Bills, Restrictions.

(i) Except for Indebtedness permitted under Section 7.2(e), Borrower does not have any outstanding Indebtedness.

(ii) No Tax Claim or other claim for delinquent Property Taxes or Severance Taxes exists. Borrower has filed all federal, state and local tax returns and other material reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable except those which are being contested in good faith. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books in accordance with GAAP.

(iii) Other than those incurred in the ordinary course of business and which are not yet delinquent and those disclosed on Schedule 4.1(f), Borrower has no unpaid bills with respect to improvements to any of the Collateral which may give rise to mechanic’s, materialman’s or other similar liens arising by operation of Applicable Law should such bills remain unpaid.

(iv) Borrower is not subject to or restricted by any franchise, contract, deed, charter restriction or other instrument or restriction which could reasonably be expected to have a Material Adverse Effect on Borrower’s financial condition, or Borrower’s ability to timely pay the Note and the other Obligations, perform its obligations under the Loan Documents, or conduct the D&A Operations.

(g) Full Disclosure.  The written information delivered by Borrower, or on behalf of Borrower or any Affiliate of Borrower, to Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact known to Borrower which is necessary to make the statements contained in this Agreement or therein not misleading as of the date made or deemed made; provided that with respect to any projected information (including any projected financial information or Hydrocarbon production or Hydrocarbon reserve information), Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. No facts are known to Borrower that have not been disclosed to Lender in writing which could reasonably be expected to have a Material Adverse Effect on Borrower’s financial condition, or Borrower’s ability to timely pay or perform its obligations.

(h) Litigation.  Except as disclosed on Schedule 4.1(h), there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower threatened, against Borrower or affecting any of the Properties before any Governmental Authority or arbitrator, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority or arbitrator in respect of Borrower or any of the Properties.

(i) Borrower’s Business; Names and Places of Business.  Borrower is not engaged in any business or activity other than the acquisition, ownership, operation and development of properties potentially productive of oil and/or gas and related activities. During the immediately preceding 3 year period, Borrower has not used any trade name or otherwise conducted business under any name other than those set out on Schedule 4.(i).

(j) Title and Operations.

(i) The Collateral will be owned by Borrower free and clear of any Lien (other than Permitted Encumbrances).

(ii) Borrower’s Working Interests are not greater than, and Borrower’s Net Revenue Interests are not less than, those stated on Exhibit A.

(iii) Subject to Permitted Encumbrances, (A) Borrower will have all legal and beneficial rights, title and interest in and to all production from or allocable to its Net Revenue Interest and other Hydrocarbon Interests in the Properties and have the exclusive right to sell the same subject to the ORRI, and (B) Borrower will have good and Defensible Title to the Properties, the Equipment and to its other properties and assets.

(iv) Borrower is the operator of record of all the Properties.

(v) Except through their respective ownership interests in Borrower, no shareholders or any Affiliates of Borrower own any interests in the Properties.

(k) Equipment.  All material Equipment owned by Borrower as of the Closing Date, except for office equipment and fixtures and other Equipment with market value of less than $10,000 per item, is listed on Schedule 4.1(k).

(l) Affiliate Transactions.   Borrower is not party to any contract, agreement, or any transaction of any kind with any Affiliate of Borrower other than on fair and reasonable terms at least as favorable to Borrower as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

(m) Investment Company.  Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n) Environmental and Other Laws.  Except as disclosed on Schedule 4.1(n), (i) Borrower is conducting its business in material compliance with all Applicable Laws, including Environmental Laws, and has been and is in material compliance with any licenses and permits required under any such laws which affect or relate to the Collateral; (ii) none of the operations or properties of Borrower is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Substances into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substances; (iii) Borrower has not filed or received any notice under any federal, state or local law indicating that it is or may be responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Substances or that any Hazardous Substances have been improperly released, or are improperly stored or disposed of, upon the Properties; and (iv) Borrower is not aware of material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Substances, upon the Properties.

(o) Hydrocarbon Purchasers and Sales Agreements.  Schedule 4.1(o) lists (i) all of the Purchasers of Hydrocarbons produced from or allocated to the Properties, and the most recent address of each such Persons as shown in Borrower’s records and the contact information for each such Purchaser of Production, and (ii) all existing agreements that are binding on Borrower or the Properties for the sale, purchase, (including calls on production and preferential rights to purchase production) gathering, transportation, handling, processing, treating and/or storage of Hydrocarbons and which are not terminable upon fewer than 31 days notice.

(p) Swap Agreements; Material Contracts.  Schedule 4.1(p) sets out (i) all existing Swap Agreements or other hedge agreements to which Borrower is a party or by which Borrower is bound, (ii) all the volumes, notional or physical, of the Hydrocarbons hedged under the existing Swap Agreements and the terms and the fixed, floating and collar prices and any other applicable prices, and (iii) all Material Contracts of Borrower. There have been no amendments to or modifications of the existing Swap Agreements or the Material Contracts, except as set out on Schedule 4.1(p).

(q) Employees.  Except as set out on Schedule 4.1(q), neither Borrower nor any ERISA Affiliate is a party to any existing employment agreements, deferred compensation, stock option, bonus, consulting or retirement agreements or plans, or other employee benefit plans of any kind, including any pension or welfare benefit plans with any employee which are not terminable at-will. No employees of Borrower is represented by any labor union or collective bargaining agreement, nor is any union organization effort pending or threatened against Borrower.

(r) Insolvency.  After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, Borrower will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

(s) ERISA Liabilities.

(i) Schedule 4.1(s) sets out a list of all employee benefit plans and programs of the Borrower and its ERISA Affiliates which benefit the employees of the Borrower or its ERISA Affiliates, including, plans and programs providing for pension, retirement, profit-sharing, savings, bonus, 401(k), deferred or incentive compensation, hospitalization, medical, dental, vision, pharmaceutical, life or disability insurance, vacation and paid holiday, termination or severance pay, deferred compensation, restricted stock, stock option or stock appreciation rights benefit plans (the “Benefit Plans”). Neither Borrower nor any ERISA Affiliate maintains, has ever maintained or has, or ever has had or could have any liability with respect to employee benefit plan that is subject to Title IV of ERISA, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan subject to Section 302 of ERISA or Section 412 of the Code. Borrower and its ERISA Affiliates, if any, are in compliance in all material respects with ERISA and all Applicable Laws, including the Consolidated Omnibus Budge Reconciliation Act of 1985, as amended, applicable to any employee benefit plan or program which is maintained or contributed to by Borrower or its ERISA Affiliate, or to which Borrower or its ERISA Affiliate has any responsibility or fixed or contingent liability.

(ii) Neither Borrower nor any ERISA Affiliate maintains or has ever maintained (or has ever had any liability with respect to) any plan subject to Section 302 of ERISA or Section 412 of the Code. Borrower and its ERISA Affiliates are in compliance in all material respects with ERISA, the Code, and all Applicable Laws, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, applicable to any Benefit Plan or any employee benefit plan or program which is maintained or contributed to by Borrower or its ERISA Affiliate, or to which Borrower or its ERISA Affiliate has any responsibility or fixed or contingent liability. Each Benefit Plan that is intended to be tax qualified under Code Section 501 or Code Section 401 has received a favorable determination letter as to its tax qualified status for all amendments for which such letter may be received from the Internal Revenue Service, and no event has occurred that would negatively affect the qualified status of such plan. There is no prohibited transaction under ERISA or Code Section 4975 which are not otherwise exempt under ERISA or the Code with respect to any Benefit Plan.

(t) Anti-Terrorism Laws.

(i) Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) Borrower has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

(iii) Borrower is not (A) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224, (B) engaged in any dealings or transactions prohibited by Section 2 of Executive Order 13224, or otherwise associated with any such Person in any manner violative of Section 2, or (C) a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(iv) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(u) No Default.  No Event of Default or Default exists.

ARTICLE V
NOTICE OF CERTAIN EVENTS

Until all Obligations (other than the obligations under any ORRI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents) have been paid in full and this Agreement and Lender’s commitment to make Loans have terminated, Borrower shall deliver to Lender or notify Lender of, as the case may be, the following items:

Section 5.1 Notice of Default, Event of Default and Other Matters.  Borrower shall promptly notify Lender of any of the following (in any event not later than 3 Business Days after becoming aware of the existence of any of the following):

(a) any Default or Event of Default;

(b) any developments or other information which could reasonably be expected to have a Material Adverse Effect;

(c) any material dispute (including tax liability disputes) that may arise between Borrower and any Governmental Authority;

(d) the commencement of any material litigation or proceeding affecting Borrower or any Collateral (whether by the filing of a complaint, service of process or by attachment or arrest of any asset);

(e) any investigation or proceeding before or by any Governmental Authority in respect of Borrower or any Collateral;

(f) any labor dispute or controversy resulting in or likely to result in a strike or work stoppage against Borrower;

(g) any proposal by any Governmental Authority to acquire any assets or business of Borrower;

(h) the location of any Collateral other than at the places indicated in or as permitted under the Loan Documents;

(i) any proposed or actual change of the name, identity or structure of Borrower;

(j) any material loss or damage to any of Borrower’s property, business or operations;

(k) any potentially material environmental situation, circumstance or condition that causes or may cause Section 4.l(n) to be false;

(l) any other matter which has resulted or may reasonably be expected to result in a material adverse change in the financial condition, prospects, operations or assets of Borrower;

(m) any destruction or substantial damage to any of the Collateral and of the occurrence of any condition or event which has caused, or may cause, material loss or depreciation in the value of a material portion of the Collateral; or

(n) Borrower or any ERISA Affiliate having any obligation or liability with respect to an ERISA Plan or any prohibited transaction as defined in ERISA or Code Section 4975 with respect to any Benefit Plan or the occurrence of an ERISA Event that, in any such case, could reasonably be expected to have a Material Adverse Effect.

Section 5.2 Other Information.  Borrower shall provide such other information regarding Borrower’s financial condition or assets as Lender may reasonably request from time to time.

ARTICLE VI
SECURITY AND COLLATERAL.

Section 6.1 Security; Guaranty.

(a) The Obligations will be secured by first priority Liens on the Collateral (subject only to the Permitted Encumbrances).

(b) Any time Borrower obtains any new Property after the Closing Date, Borrower agrees to promptly execute and deliver to Lender, (i) a Mortgage and any other Security Documents to grant Lender a first priority Lien (subject only to the Permitted Encumbrances) on such Property, and (ii) an ORRI Conveyance as required under Sections 8.4.

(c) Lender will permit the counterparty under a Permitted Swap Agreement to obtain Liens from Borrower covering, all or a portion of, the Properties that are pari passu with the first priority liens held by Lender; provided that, Borrower, Lender and such counterparty shall enter into an Intercreditor Agreement, reasonably satisfactory to Lender.

Section 6.2 Perfection and Protection of Security Interests and Liens.  Borrower will from time to time deliver to Lender any security agreements, financing statements, continuation statements, extension agreements, amendments, confirmations and other documents, properly completed and executed (and acknowledged when required) in form and substance reasonably satisfactory to Lender, which Lender reasonably requests for the purpose of perfecting, confirming, protecting or establishing the priority of any Liens or other rights in the Collateral securing any Obligations.

Section 6.3 Release of Collateral.  Upon the payment and performance in full by Borrower of all Obligations (other than those arising under the ORRI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents), Lender shall deliver or cause to be delivered to Borrower, at Borrower’s expense, releases and satisfactions, or transfers without warranty, of all Collateral, including releases of deeds of trust and mortgages, financing statements, and other registrations of security with respect to the Collateral and a release of the Deposit Account Control Agreement, and Borrower shall deliver to Lender a general release of all of Lender’s liabilities and obligations including under the Loan Documents (other than those arising under the ORRI Conveyance, and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents) and an acknowledgment that the same have been terminated.

Section 6.4 Account Debtors.  While an Event of Default exists, all account debtors (including any Operator, Purchasers of Hydrocarbons and counterparties under Permitted Swap Agreements) relating to the Working Interests, Net Revenue Interests and other Hydrocarbon Interests in the Properties, under pipeline transportation agreements and relating to Permitted Swap Agreements (collectively, “Account Debtors”) will receive notification from Lender (as assignee), and Borrower (as assignor) (the “Notice of Assignment of Proceeds”) to make payment of all amounts owed from time to time by the Account Debtor to the Borrower for sales of all production from or allocable to Borrower’s interest in the Properties and all other Gross Receipts into the Lockbox or directly into the Lender Account. Borrower shall use commercially reasonable efforts to obtain and deliver, within 30 days after Lender’s written request, from all Account Debtors, an executed Notice of Assignment of Proceeds which will instruct the Account Debtors to remit all proceeds from sales of all production from or allocable to the Net Revenue Interest in the Properties and all other Gross Receipts into the Lockbox or directly into the Lender Account. Lender may prohibit Borrower from selling any Hydrocarbon production to a purchaser that refuses to execute and deliver to Lender a Notice of Assignment of Proceeds. If Borrower receives any Gross Receipts after Notices of Assignment of Proceeds have been sent, Borrower shall promptly notify Lender and follow Lender’s instructions regarding submitting such proceeds to the Lockbox or the Lender Account, and, until received by Lender, Borrower shall hold such proceeds in trust for Lender.

Section 6.5 Location; Records.  Except to the extent it is being used or transported in the ordinary course of business, all Equipment owned by or on behalf of Borrower will be kept at its current location. Borrower shall be permitted to change the location of any Equipment if within 5 Business Days after such Equipment is relocated Borrower gives written notice of the new location to Lender and Borrower has taken all actions necessary to maintain the perfection and priority of any Liens in favor of Lender against such Equipment. Borrower will at all times hereafter keep correct and accurate records itemizing and describing the location, kind, and type of all Equipment currently owned or hereafter acquired by Borrower, Borrower’s cost therefor, all of which records shall be available during Borrower’s usual business hours upon demand of any officer, employee, Lender or representative of Lender.

Section 6.6 Maintenance.  Borrower will use commercially reasonable efforts to (a) keep all of its Equipment in good condition, repair, and working order (ordinary wear and tear excepted), substantially in accordance with any manufacturer’s manual, if applicable; (b) not misuse, abuse, waste, destroy or endanger the Equipment; (c) promptly make or cause to be made all repairs, replacements or other improvements to the Equipment that are sufficient to continue the operation of Borrower’s business; and (d) will not use any Equipment in violation of any law, statute, ordinance, or legislation or allow it to be so used.

ARTICLE VII
COVENANTS OF BORROWER

Section 7.1 Affirmative Covenants.  Borrower warrants, covenants and agrees that until all Obligations (other than the obligations under any ORRI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents) have been paid in full and this Agreement and Lender’s commitment to make Loans have terminated, it will comply with the following covenants, or where such compliance is dependent on the Operator of any Properties for which Borrower is not the Operator, it will use commercially reasonable efforts to cause the Operator to comply with the following covenants:

(a) Payment of Obligations and Trade Debt.

(i) Subject to Section 2.6, Borrower will pay all amounts due to Lender under the Loan Documents in accordance with the terms of this Agreement and the other Loan Documents and will observe, perform and comply with every covenant, term and condition in the Loan Documents and will use its commercially reasonable efforts to cause each Affiliate to observe, perform and comply with every covenant, term and condition in the Loan Documents to which it is a party.

(ii) Borrower will (A) timely pay all Taxes imposed upon it or upon its income, profits or property, except those being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP, (B) within 30 days after the same becomes due pay all Indebtedness (other than the Obligations) owed by it, and (C) maintain appropriate accruals and reserves for all of the foregoing Indebtedness in accordance with GAAP.

(b) Compliance with Tax Laws.  Borrower shall comply with all federal, state or local laws and regulations regarding the collection, payment and deposit of employee income, employment, and social security and sales and use Taxes and royalty payments.

(c) Books, Financial Statements and Reports.  Borrower will at all times maintain complete and accurate books of account and records and a standard system of accounting and will furnish the following statements and reports to Lender at Borrower’s expense:

(i) As soon as available, and in any event within 120 days after the end of each Fiscal Year, complete consolidated audited financial statements of Borrower, prepared in reasonable detail in accordance with GAAP by an independent certified accounting firm reasonably acceptable to Lender. These financial statements shall contain a balance sheet as of the end of such Fiscal Year and statements of operations, and cash flows, and changes in shareholders’ capital accounts for such Fiscal Year, subject to changes resulting from normal year-end adjustments, each setting out in comparative form the corresponding figures for the preceding Fiscal Year, all in reasonable detail.

(ii) As soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited consolidated financial statements of Borrower for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail. These financial statements shall contain a balance sheet as of the end of such Fiscal Quarter and statements of operations, and cash flows, and changes in shareholders’ capital accounts for such Fiscal Quarter.

(iii) If requested by Lender, within 90 days after the end of each Fiscal Year, a comfort letter prepared by an independent certified accounting firm reasonably acceptable to Lender confirming that such firm has, on behalf of Borrower, reviewed the joint interests billings (“JIBs”), if any, charged to Borrower by the Operator or by Borrower as the Operator during the prior Fiscal Year and confirmed that the JIBs presented by Operator accurately account for the amounts owed by and to Borrower under the applicable Operating Agreements during that period.

(iv) Within 3 Business Days after receipt by Borrower, copies of all reports and other information provided by any other Person to Borrower in connection with the Loan Documents. Borrower may arrange for such reports and information to be provided directly to Lender by the Person providing the same to Borrower.

(v) Within 3 Business Days after the end of each Fiscal Quarter, a report setting out any change in the list of Purchasers of Hydrocarbons listed on Schedule 4.1(o).

(vi) Concurrently with delivery of the financial statements delivered in accordance with Section 7.1(c)(i) and (ii), Borrower shall deliver a Compliance Certificate.

(vii) Concurrently with the delivery of the financial statements delivered in accordance with Section 7.1(c)(i), Borrower shall provide Lender with an Operating Report. Each Operating Report shall include a brief discussion by Borrower of operating and financial variances from the prior Operating Report delivered to Lender.

(d) Other Information and Inspections.

(i) Borrower will furnish to Lender any information which Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower’s assets, business and/or operations.  Subject to clause (ii) below, Borrower will permit representatives appointed by Lender (including independent accountants, attorneys, appraisers and any other Persons) to visit and inspect, during reasonable business hours and upon 2 Business Days written notice, any of Borrower’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives. Lender may conduct two such inspections in any Fiscal Year at Borrower’s expense; provided that any inspection while an Event of Default exists shall be at Borrower’s expense.

(ii) Lender agrees to maintain the confidentiality of the information received from Borrower relating to Borrower and its business which is clearly identified at the time of delivery as confidential (“Confidential Information”). Information is not confidential if it is available to Lender on a non-confidential basis prior to disclosure by Borrower.

(iii) Confidential Information may be disclosed by Lender (or Lender’s representatives, including independent accountants, attorneys, appraisers and any other Persons) to its (A) Affiliates and its Affiliates’ respective partners, directors, officers, employees, advisors and representatives, (B) to the extent required by Applicable Laws or by any subpoena or similar legal process, and (C) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights under this Agreement or thereunder. In the event that Lender is required to disclose Confidential Information pursuant to clause (B), Lender shall give Borrower prompt written notice of such requirement so that Borrower may seek a protective order or other appropriate remedy.

(iv) For purposes of this Section, any Person required to maintain the confidentiality of the Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(e) Reserve Reports.  On or before March 31 of each year (but effective as of the preceding December 31) and on or before September 30 of each year (but effective as of the preceding June 30), commencing on March 31, 2008, Borrower, at its own expense, shall cause the preparation and delivery to Lender of a Reserve Report. Lender may in its sole discretion also request at least one additional Reserve Report during the course of each calendar year, which shall update the last Reserve Report previously delivered by Borrower with an effective date of no earlier than 90 days prior to the date of delivery of such additional Reserve Report. Each Reserve Report to be delivered by Borrower under this Agreement shall be prepared by an Engineer. All Reserve Reports required by this Section shall be prepared at Borrower’s sole expense. Each Reserve Report provided by Borrower shall set out updated estimates of Proved Reserves which are further categorized as Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves or Proved Undeveloped Reserves, and shall also set out projected production profiles and overall economics of the Properties in form an substance satisfactory to Lender. Furthermore, the additional parameters and guidelines set out on Schedule 7.1(e) shall also be applied in the preparation of each Reserve Report provided by Borrower. Each Reserve Report provided by Borrower will be based on the following assumptions:

(i) Oil and gas pricing used will be determined by Lender in its sole discretion, based in part on Forward NYMEX Market Prices reduced by (A) the historical average basis differential between the pricing employed by independent third-party over-the-counter counterparties compared to the prevailing wellhead prices at the production location and (B) any other adjustments as may be necessary including shrink, gathering, transportation, and processing fees.

(ii) Average lease or other applicable operating expenses and production taxes will be derived by the Engineer which prepares such report from the Operator’s best estimate and historical operating expenses, subject to Lender’s approval.

(f) Maintenance of Existence, Rights, and Licenses.  Borrower shall (i) maintain and preserve its existence and its material rights and franchises in full force and effect and will qualify and/or remain qualified to do business as a foreign entity in all states or jurisdictions where the failure to do so could reasonably be expected to have a Material Adverse Effect, (ii) maintain all material licenses, permits, charters and registrations which are required for the conduct of its business, and (iii) maintain, preserve, protect and keep all of its material contractual and property rights, other than in connection with the Loan Documents and will not waive, amend or release any such rights without the prior written consent of Lender, which consent will not be unreasonably withheld.

(g)  Compliance with Applicable Law.  Borrower will conduct its business and affairs in compliance with all material laws, regulations and orders applicable thereto, including, Environmental Laws, ERISA and the regulations of any state or federal agency which has jurisdiction over the exploration and production activities to be conducted on any Property.

(h) Insurance.  Borrower shall keep or cause to be kept all of the Collateral that are fixtures or personal property insured for their current value (or such coverage as is commercially reasonable and customary within the oil and gas industry) by insurance companies licensed to do business in the states in which the Properties are located against loss or damage by fire or other risk usually insured against by owners or users of similar properties in similar businesses under extended coverage endorsement and against theft, burglary and pilferage, together with other insurance covering such other hazards as Lender may from time to time reasonably request, in amounts in accordance with industry standards and from companies reasonably satisfactory to Lender. All such insurance shall contain endorsements in form reasonably satisfactory to Lender showing Lender as a loss payee or additional party insured as its interest may appear; provided that Lender shall not be named as an additional insured or loss payee on the policies described in this Section 7.1(h) to the extent such policies apply to vehicles. In addition, the following types of insurance covering the liabilities incident to the ownership, possession and operation thereof shall be secured by Borrower or as applicable, by the Operator of the Properties, on Borrower’s behalf:

(i) Comprehensive general liability insurance with combined single limit of not less than $1,000,000 per occurrence, and $2,000,000 in the aggregate and endorsed to provide coverage for explosion, collapse and underground damage hazards to property of others, contractual liability, products and completed operations, and for damage to underground resources, and accidental pollution, bodily injury and property damage coverage in sufficient amounts to meet umbrella underlying requirements;

(ii) Comprehensive automobile liability insurance covering all owned, hired or non-owned vehicles with a combined single limit of not less than $1,000,000 per occurrence;

(iii) Excess umbrella liability insurance with a combined single limit of not less than $5,000,000 per occurrence and policy aggregate; and

(iv) Pollution insurance not less than $1,000,000 per occurrence and $2,000,000 in the aggregate.

(i) Policy Counterparts or Certificates of Insurance.  Borrower shall deliver to Lender valid counterparts of all insurance policies and all endorsements thereto (or, at its option, valid certificates of such insurance) which are required under this Agreement to be obtained and maintained by Borrower or the Operator.

(j) Prudent Operations; Protection Against Drainage.

(i) For Non-Operated Properties, Borrower shall use its commercially reasonable efforts to cause (A) the Properties to be continuously operated and maintained to produce the output from or allocable to such Property over the productive life thereof in a good and workmanlike manner consistent with prudent operator practices, and (B) the Operator to use its property and contractual rights as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties, other than in the ordinary course of operations in accordance with industry practice and procedure.

(ii) For Borrower-operated Properties, Borrower shall (A) use commercially reasonable efforts as a prudent operator to keep and perform all of the terms, conditions and covenants of the Leases constituting Properties which are to be kept and performed by the lessee for the benefit of Lender and the holder of the ORRI, and (B) act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties, other than in the ordinary course of operations in accordance with industry practice and procedure.

(k) Weekly Field Activity and Production Reports.  Borrower shall provide Lender, to the extent possible, by telecopy or e-mail, a weekly report on Tuesday of each week detailing all (i) drilling, completions and workovers in relation to capital expenditures for the preceding week with respect to the Properties and all costs and expenses associated with such activities and (ii) quantities and types of Hydrocarbons produced from or allocable to each of the Properties; all of the foregoing to be in form and substance satisfactory to Lender.

(l) Monthly Review Conference.  At Lender’s request, within 14 days after Borrower has submitted to Lender each monthly Property Operating Statement pursuant to Section 2.6, representatives of Lender and Borrower shall hold a teleconference at a mutually acceptable time to conduct a monthly review conference that will focus on, among other things, the data contained in the most recently submitted Property Operating Statement and such other operational and financial data and information as Lender may reasonably request.

(m)  Hydrocarbon Production Swap Agreements.  Borrower will from time to time, upon 3 Business Days’ notice by Lender, enter into one or more Hydrocarbon price swaps pursuant to a Permitted Swap Agreement in form and substance reasonably satisfactory to Lender (or additional confirmations under existing Swap Agreements), such that volumes equal to approximately 75% of Borrower’s Net Revenue Interest share of the Proved Developed Producing Reserves scheduled to be produced during the term of this Agreement (based upon the most recent Reserve Report), but not necessarily beyond the Maturity Date are dedicated to the Permitted Swap Agreements or such other price risk management program as approved by Lender; provided that, if projected Net Revenue plus any other applicable revenue applied to Debt Service, is insufficient to fully amortize the Loans by their stated maturity, Lender may require that Borrower enter into one or more such swaps for a term or terms that extend beyond the Maturity Date. Borrower and Lender shall make commercially reasonable efforts to agree upon a swap strategy that will most accurately reflect the make-up and pricing of the Hydrocarbons produced and sold by Borrower, but if the parties are unable to agree on the swap strategy, Borrower shall not be released from its obligation to implement the Permitted Swap Agreement(s) required by this Section 7.1(m).

(n) Expenses.

(i) Borrower will pay, on or before the Closing Date, all reasonable third-party and out-of-pocket costs, fees and expenses incurred by Lender in connection with this Agreement, including all title, due diligence, environmental, engineering, technical, travel, legal and related expenses incurred by Lender in connection with this Agreement and the Loan Documents and the transactions contemplated thereunder (to be financed by Lender as a portion of the Loan).

(ii) Except as set forth in Section 7.1(d), after the Closing Date, Borrower will, from time to time, pay or reimburse Lender for all expenses (including all reasonable legal fees and expenses) incurred in connection with (A) the administration or amendment of this Agreement, including any amendment, mortgage, extension, release or renewal of any Loan Document, (B) the enforcement of this Agreement or Lender’s rights and remedies under the Loan Documents, (C) all continuing or additional title, due diligence, environmental, engineering, and technical work, (D) division orders, and (E) travel.

(iii) All third-party costs, fees and expenses incurred by Lender for which Borrower is obligated to pay or reimburse Lender pursuant to the provisions of this Agreement (other than those payable on the Closing Date), shall be payable within 30 days after Borrower’s receipt of an invoice from either Lender or its third-party consultants or vendors, and if not paid within 30 days after Borrower’s receipt of such invoice, Borrower shall pay interest on such amounts, after as well as before judgment, at the Default Rate from the date payable until paid.

(o) Fees.

(i) Borrower agrees to pay to Lender a Facility Fee in consideration of Lender’s commitment to make the Loan. The Facility Fee on the Committed Amount shall be paid in accordance with Section 2.1. Any portion of the Facility Fee that is determined to be interest in excess of the Maximum Rate shall be automatically credited to the Principal Amount, effective as of the date such portion is received by Lender.

(ii) At Closing, and on the first day of each Fiscal Quarter thereafter, Borrower shall pay to Lender an Administration Fee in the amount of $5,000. The initial Administration Fee shall be deemed advanced by Lender to Borrower as part of the Loans advanced under Section 2.1 during the Advance Period and paid by Borrower to Lender contemporaneously therewith, and each subsequent Administration Fee shall be paid by Borrower to Lender pursuant to Section 2.6. Each Administration Fee shall be used by Lender for incidental administrative matters on behalf of Borrower and any such fees shall not be reimbursable to Borrower. If such fees exceed $5,000 during any Fiscal Quarter, such expenses shall be payable by Borrower to Lender pursuant to Section 7.1(n).

(p) Post-Closing Items. Borrower will deliver to Lender, within 180 days after the Closing Date, Title Opinions that are satisfactory to Lender covering Hydrocarbon Interests comprising 80% of the PW10 of Borrower’s Proved Developed Producing Reserves in the Properties and 80% of the PW10 of Borrower’s other Proved Reserves in the Properties, in each case, subject only to (i) a first priority lien created by the Mortgage in favor of Lender, (ii) the ORRI, and (iii) the Permitted Encumbrances.

(q) Further Assurances.  Borrower agrees, upon request of Lender and at Borrower’s expense, to furnish to Lender such information, to execute and deliver to Lender such documents, and to do such other acts and things, all as Lender may reasonably request.

Section 7.2 Negative Covenants.  Borrower warrants, covenants and agrees that until the full and final repayment and performance of the Obligations (other than Obligations under the ORRI Conveyance, and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents) and the termination of each of the Loan Documents (other than the ORRI Conveyance):

(a) Disposition of Collateral.  Borrower may not sell, transfer, lease, exchange, alienate or otherwise dispose of any Collateral or any interest therein other than (i) sales of Hydrocarbon production in the ordinary course of business, (ii) while no Event of Default exists and with prior written notice to Lender, dispositions of Equipment in accordance with the terms of the applicable Operating Agreements and of obsolete, broken or worn Equipment, (iii) dispositions not otherwise permitted hereunder which are made for fair market value and if required by Section 2.4, the mandatory prepayment of the Principal Amount in the amount of the net proceeds of such disposition is made as provided in Section 2.4 and (iv) dispositions to which Lender has granted its express written consent; provided that, (A) in respect of dispositions under clause (ii), proceeds shall be used to purchase substantially similar replacement Equipment within 90 days after such disposition or shall be delivered to Lender for application under Section 2.4, or (B) in respect of dispositions under clauses (ii) and (iii), Borrower shall do so in an arm’s length transaction, in good faith and by obtaining a commercially reasonable price therefor and without impairing the operating integrity of its remaining Equipment or Properties.

(b) Distributions.   Borrower may not, either directly or indirectly, make any dividend to any of its shareholders.

(c) Credit Extensions.  Borrower may not extend credit, make advances or make loans to any Person other than in the ordinary course of business, unless approved by Lender in writing.

(d) Compensation.  Borrower may not, directly or indirectly, enter into any employment agreement or other arrangement with or for the benefit of an officer, director or employee of Borrower other than reasonable compensation for services as an officer, director, employee or third-party provider of services.

(e) Debt.  Borrower may not create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness. Borrower may not sell, discount or factor its accounts, instruments, intangibles, leases or chattel paper.

(f) Guarantees.  Except as expressly provided in this Agreement, Borrower may not Guarantee any liability of any other Person except for the indemnification contained in this Agreement and customary indemnification to directors, managers, officers and employees and normal and customary provisions in contracts entered into in the ordinary course of business in connection with operating the Oil and Gas Properties.

(g)  Mergers and Acquisitions.  Borrower may not (i) merge into or consolidate with another Person, (ii) sell, lease or otherwise dispose of all or substantially all of its assets, (iii) acquire or agree to acquire any of the Equity Interests or material assets of any Person other than (A) such acquisitions approved by Lender and made in connection with Borrower’s acquisition of any of the Properties, (B) the acquisition of any assets directly for use on the Properties in the ordinary course of business, (C) those acquisitions permitted as D&A Operations, and (D) the Delaware Reorganization, provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of the Delaware Reorganization, (2) Borrower shall give Lender at least thirty (30) days’ prior written notice of the Delaware Reorganization, (3) Borrower shall provide Lender copies of all documentation to be entered into by Borrower and such wholly-owned Subsidiary in connection with the Delaware Reorganization, (4) the Reorganized Borrower shall become a party to this Agreement and the other Loan Documents in a manner satisfactory to Lender in its sole discretion in connection with the Delaware Reorganization, (5) the Reorganized Borrower shall assume all of the Obligations under this Agreement and the other Loan Documents in a manner satisfactory to Lender in its sole discretion in connection with the Delaware Reorganization, and (6) the Reorganized Borrower’s property shall become subject to Lender’s Liens in a manner satisfactory to Lender in its sole discretion in connection with the Delaware Reorganization.

(h) Cancellation of Claims.  Borrower may not cancel any claim or Indebtedness owed to Borrower in excess of $15,000 in the aggregate during any Fiscal Year during the term of this Agreement, except for reasonable consideration and in the ordinary course of its business.

(i) Defaults.  Borrower may not default under any material Indebtedness, lease, mortgage, deed of trust or lien on real estate owned or leased by Borrower including any default that would result in a Default or an Event of Default.

(j) Security Interests and Liens.  Borrower may not permit any Lien to exist or consent to the filing of any instrument creating any Lien on any of the Collateral other than the Liens created by the Loan Documents granted in this Agreement and Permitted Encumbrances.

(k) Subsidiary.  Other than in respect of the Delaware Reorganization, Borrower may not create any direct or indirect Subsidiary or divest itself of any material assets by transferring them to any future Subsidiary or by entering into a partnership, joint venture or similar arrangement.

(l) Changes of Location.  Unless Borrower gives Lender 10 Business Days prior written notice, Borrower may not transfer its principal office or its registered offices from its current location or change its name.

(m)  Amendments to Formation Documents and Material Contracts.  Borrower may not (i) except in connection with the Delaware Reorganization, adopt any material amendment, modification or waiver of any provision of its Organizational Documents, (ii) make any amendment to a Material Contract that could reasonably be expected to have a Material Adverse Effect, (iii) enter into any management contract permitting a third party any management rights with respect to Borrower’s business, (iv) amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Lender under or acquired pursuant to any Loan Documents, (v) permit any ERISA Affiliate to, incur any fixed or contingent obligation to contribute to any ERISA Plan, and (vi) make any material modification of any Benefit Plan and or establish any new Benefit Plan, except in the ordinary course of business.

(n) Investments.  Without the prior written consent of Lender, Borrower may not make, or suffer to exist, any Investment other than Permitted Investments.

(o) Change of Operator.  Borrower may not cease to be the Operator or permit or suffer its replacement or removal as Operator of any of the Properties without Lender’s prior written consent or instruction.

(p) Additional Operations.  Without Lender’s prior written consent, Borrower will not conduct or invest in any development activities, including drilling, sidetracking, deepening, completing, recompleting or reworking operations other than (i) those described on Schedule 2.1(a), (ii) the prudent maintenance of existing Wells included in the Collateral, and (iii) the activities required by Section 7.1(f).

(q) Affiliate Transactions.  Borrower may not enter into any transactions with any Affiliate of Borrower other than (i) with the prior written consent of Lender, and (ii) on fair and reasonable terms at least as favorable to Borrower as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

(r) Financial Covenants.

(i) Borrower may not at any time permit its current liabilities to exceed its current assets The calculation of current liabilities shall exclude the Loans and any required mark-to-market of unliquidated commodity-hedge contracts required under FASB 133. The calculation of current assets shall exclude any required mark-to-market of unliquidated commodity-hedge contracts required under FASB 133.

(ii) Borrower may not at any time permit the Loan to Value Ratio to be greater than 1.0 to 1.0.

(s) Swap Agreements.  Borrower may not enter into any Swap Agreement other than a Permitted Swap Agreement (i) with an Approved Counterparty, and (ii) with the consent of Lender.

(t) Line of Business.  Borrower may not engage in any business or activity other than the ownership and development of Oil and Gas Properties.

ARTICLE VIII
FURTHER RIGHTS OF LENDER

Section 8.1 Maintenance of Security Interests.  Borrower authorizes Lender to file any financing statement or file or record any other documents or instruments that Lender may reasonably require under Section 6.2 to perfect, protect or establish any Lien under this Agreement or under any Security Documents and further authorizes Lender to sign Borrower’s name on any such document. Borrower hereby authorizes Lender, during the continuance of any Event of Default, to appoint such Person or Persons as Lender may designate as its agent and attorney-in-fact to endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of either Lender or any Affiliate of Lender, to sign Borrower’s name on invoices or bills of lading, drafts against customers, notices of assignment, letters in lieu, verifications and schedules and, generally, to do all things necessary to carry out this Agreement and the Security Documents. The powers granted in this Agreement, being coupled with an interest, are irrevocable during the term of this Agreement or so long as any obligations are due and owing to Lender. Neither Lender nor the agent and attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not malicious or grossly negligent. Upon payment and performance of all Obligations of Borrower to Lender (other than Obligations under the ORRI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents), such power of attorney shall terminate without any required action by Lender or Borrower.

Section 8.2 Performance of Obligations.  In the event that Borrower fails to purchase or maintain insurance in accordance with the requirements of this Agreement, or to pay any Tax, except as the same may be otherwise permitted under this Agreement, or in the event that any Lien prohibited hereby shall not be paid in full or discharged, or in the event that Borrower shall fail to perform or comply with any other covenant, promise or Obligation to Lender under this Agreement or under any Loan Document, Lender may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all funds so paid by Lender, including reasonable attorneys’ fees and disbursements, shall be treated as an additional Obligation of Borrower to Lender under this Agreement and under the Loan Documents.

Section 8.3 Access to Collateral.  In addition to Lender’s rights under Section 7.1(d), upon the occurrence and during the continuance of an Event of Default, Lender or any designee of Lender may (a) enter Borrower’s premises during normal standard business hours; and (b) until it completes the enforcement of its rights in the Equipment or other Collateral subject to its Lien and the sale or other disposition of any property subject thereto, take possession of such premises without charge, rent or payment therefor, or place custodians in control thereof, remain on such premises and use the same and any of Borrower’s Equipment and other Collateral for the purpose of completing any work in process, preparing any Collateral for disposing of or collecting any Collateral.

Section 8.4 Overriding Royalty Interest.

(a) On the Closing Date, Borrower shall grant to Lender an ORRI covering the Leases more particularly described on Exhibit A attached hereto, pursuant to the ORRI Conveyance, equal to 2% of 8/8ths proportionately reduced to Borrower’s Working Interest.

(b) After the Closing Date, during the term of this Agreement or so long as the Obligations remain outstanding, Borrower shall assign to Lender an ORRI (pursuant to an ORRI Conveyance) covering each Lease acquired by Borrower after the Closing Date, which ORRI shall be equal to 2% of 8/8ths, proportionately reduced to Borrower’s Working Interest.

(c) The ORRI proceeds shall be paid on the same basis as the subject oil and gas lease provides and Lender agrees to ratify all Units now existing or to be formed in connection therewith.

Section 8.5 Right to Repurchase.

(a) Prior to the Maturity Date, the Borrower may purchase from Lender 50% of the entire ORRI granted or assigned to Lender under an ORRI Conveyance in accordance with Section 8.4, so that, after giving effect to such purchase, Lender’s ORRI on all Borrower’s Leases and Wells will be equal to 1.0% of 8/8ths proportionately reduced to Borrower’s Working Interest.

(b)  Borrower shall exercise this right to repurchase by giving Lender written notice prior to the Maturity Date and delivering concurrently with such notice, the purchase price in immediately available funds.

(c) Lender shall deliver to Borrower an ORRI Conveyance of the repurchased ORRI within 15 Business Days after Lender’s receipt of such notice and of the purchase price.

(d) The amount of the purchase price for the repurchased ORRI, shall be the “supplemental amount” needed to cause the following equation to equal 1.2: (i) the sum of (A) the Principal Amount paid to Lender, plus (B) all accrued interest on the Principal Amount paid to Lender, plus (C) all payments in respect of the ORRI paid to Lender, plus (D) the supplemental amount, divided by (ii) 12,240,000.

(e) Prior to the Maturity Date, Lender may not assign, transfer, or otherwise dispose of the ORRI granted in accordance with Section 8.4 and any attempted assignment, transfer, or disposition of such ORRI by Lender prior to the Maturity Date shall be void.

Section 8.6 Set-Off Rights.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to set-off and apply against the Obligations in such manner as Lender may determine, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender or any depositary to Borrower whether or not the Obligations are then due, except for any amounts owing to third-party Working Interest and royalty interest owners of which Lender shall have been notified. Lender shall provide reasonable notice to Borrower following application of any such funds. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by Lender, including property held in safekeeping. In addition to Lender’s or Lender’s right of set-off and as further security for the Obligations, Borrower hereby grants to Lender a security interest and lien in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender or any depositary and all other sums at any time credited by or owing from Lender or any depositary to Borrower. The rights and remedies of Lender under this Agreement are in addition to other rights and remedies (including other rights of set-off) which Lender may have.

ARTICLE IX
CLOSING; CONDITIONS TO CLOSING

Section 9.1 Closing.  Subject to the conditions set out in this Agreement, the closing shall occur at a mutually agreeable time on or before October 16, 2007 (the “Closing”). The date the Closing actually occurs is hereby called the “Closing Date.” The Closing shall be held at the offices of Lender’s counsel in Houston, Texas, or at such other place as Borrower and Lender may agree in writing.

Section 9.2 Conditions to Closing.  As conditions precedent to the making of the Loans, Lender shall have obtained approval of its management, and Borrower shall deliver, or cause to be delivered, to Lender the following items duly executed, notarized (where required), in the number of counterparts required by Lender, and, in each case, in form and substance satisfactory to Lender and its counsel:

(a) this Agreement;

(b) the Note;

(c) the ORRI Conveyance(s), Mortgage, Security Agreement, Guaranty, Letters in Lieu, ORRI Letters in Lieu, the Guaranty, and the other Loan Documents and in as many counterparts as Lender may require;

(d) a certificate of the secretary or assistant secretary of Borrower dated the Closing Date, certifying (i) the incumbency of its officers executing this Agreement, the Loan Documents and any other documents required hereby, and (ii) resolutions adopted by the Governing Body of Borrower authorizing Borrower’s execution and delivery of this Agreement, the Note, the Security Documents, the other Loan Documents and all other documents and instruments contemplated by this Agreement to which it is a party;

(e) the Organizational Documents of Borrower, all certified by an officer of Borrower;

(f) a certificate of an officer of Borrower dated the Closing Date, certifying the truth and accuracy of (A) the representations and warranties of Borrower set out in this Agreement and the other Loan Documents and Borrower’s performance and compliance with all agreements and covenants required by this Agreement to be performed or complied with prior to the making of the Loans, and (B) the following lists to be provided by Borrower (1) a list of all mechanics’ and materialmen’s liens (and other similar liens), and liens under operating and similar agreements, to the extent the same relate to expenses incurred in the ordinary course of business; (2) a list of statutory liens for taxes which are not yet delinquent; and (3) a list of all outstanding Indebtedness of Borrower and other outstanding Indebtedness of Borrower individually in excess of $10,000;

(g) certificates of a Governmental Authority, as of the most recent dates practicable, attesting to Borrower’s existence and good standing in its state of formation and of its good standing and qualification to do business in each state in which Borrower is qualified to do business;

(h) the written opinions of Borrower’s counsel, in form and substance reasonably acceptable to Lender, each dated the Closing Date and addressed to Lender;

(i) evidence that Borrower has obtained or caused to be obtained insurance in accordance with Sections 7.1(h) and (i);

(j) Title Documents (other than Title Opinions) satisfactory to Lender establishing that Borrower owns or has acquired Defensible Title to the Properties, subject only to Permitted Encumbrances and that neither the Properties nor Borrower is subject to ongoing or threatened litigation;

(k) the Pro Forma Financial Statements of Borrower as of the Closing Date;

(l) the results of a Uniform Commercial Code search in Borrower’s state of formation showing all financing statements and other documents or instruments on file against Borrower;

(m)  a Permitted Swap Agreement under which volumes equal approximately 75% of Borrower’s Net Revenue Interest share of the Proved Developed Producing Reserves scheduled to be produced during the term of the Permitted Swap Agreement (based upon the most recent Reserve Report) and having a tenor of at least 2 years; and

(n) such other documents and instruments as Lender may reasonably request.

Section 9.3 Conditions Precedent to Agreement.  Lender shall not make any Loans available unless the following conditions precedent have been satisfied.

(a) No Event of Default, Default or Tax Claim exists;

(b) Borrower’s representations and warranties made in any Loan Document shall be true and correct in all material respects as if made on the date of such Loan (except to the extent that (i) the facts upon which such representation are based have been changed by the extension of credit under this Agreement or by subsequent events and circumstances not constituting violations of the other provisions of this Agreement, or (ii) if any such representation or warranty is expressly stated to have been made as of a specific date, then it shall be true and correct as of such date);

(c) With respect to all Loans, no Applicable Law is in effect or pending which shall enjoin, prohibit or restrain such Loan or impose, or result in the imposition of, any adverse condition upon Lender;

(d) With respect to all Loans, Lender shall have received all documents and instruments which Lender has then reasonably requested as to, (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Person in any Loan Document, (ii) the satisfaction of all conditions contained in this Agreement or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Lender in form, substance, and date;

(e) Lender shall have received satisfactory due diligence analysis including financial and operational data, title and environmental review, data regarding litigation matters, all such data to be provided by Borrower;

(f) Lender shall have received satisfactory information regarding existing operating agreements and all existing gas sales and oil sales agreements which will include, for gas sales on a well-by-well basis, where applicable, transportation costs, gathering costs, processing costs, gas stream heating content, then-current market prices for gas of similar quality and copies of existing sales agreements and for oil sales, individual well specific gravity of produced oil at the point of sale, transportation costs, sulfur content, purchase bonuses, then-current market prices for oil of similar quality, and copies of existing sales agreements;

(g) Lender shall have received a fully executed and notarized ORRI Conveyance and Borrower is obligated to grant such ORRI Conveyance under Section 8.4; and

(h) No event, which has had (or could reasonably be expected to have) a Material Adverse Effect, shall have occurred.

ARTICLE X
EVENTS OF DEFAULT AND REMEDIES

Section 10.1 Events of Default.  Each of the following events constitutes an Event of Default under this Agreement:

(a) Borrower fails to (i) pay any portion of the Obligations (principal, interest, fees or expenses) when the same is due and payable, whether on a Repayment Date, at a date for the payment of an installment, or at a date fixed for prepayment thereof; provided that Borrower shall not be deemed to have failed to pay an interest payment on a Repayment Date if Lender debits such interest payment from the Lender Account on such Repayment Date, or (ii) replenish the Interest Reserve in the Lender Account within 3 Business Days after Lender debits an interest payment from the Lender Account on a Repayment Date;

(b) Projected Net Revenue attributable to Proved Reserves based on any of the Reserve Reports to be delivered to Lender after the Closing Date (after being adjusted to incorporate Lender’s then-current assumptions with respect to pricing (including forward price assumptions of Forward NYMEX Market Prices), Expenses, discount rates and hedges under Permitted Swap Agreements) is insufficient to fully amortize the Principal Amount by the last day of the 48 month period after the effective date of any such Reserve Report and Borrower is unable to demonstrate to Lender’s reasonable satisfaction that Borrower is able to fully satisfy the Obligations through a sale of the Borrower’s assets or all of the Equity Interest in the Borrower;

(c) Any Loan Document at any time ceases to be valid, binding and enforceable against Borrower for any reason other than its release or subordination made with the consent of Lender;

(d) Borrower, or any other obligor, asserts that any Loan Document to which it is a party is not valid, binding and enforceable against any such party;

(e) Borrower fails to (i) duly observe, perform or comply with any covenant set out in Section 7.2 or (ii) enter into the Permitted Swap Agreement as set out in Section 7.1(m) and said failure to enter into the Permitted Swap Agreement continues for a period of 10 Business Days after receipt of notice thereof by Borrower;

(f) Any “Event of Default” (as defined in any Security Document) (other than an event which is referred to in subsections (a) through (e) above) occurs under the Security Document, and the same is not remedied within the applicable period of grace (if any) provided in such Security Document;

(g) Borrower fails (other than as referred to in subsections (a) through (f) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure is not remedied within 30 days of the time at which Borrower receives notice from Lender;

(h) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of Borrower in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(i) Other than a Permitted Encumbrance and the other Liens held by Lender against the Property or any portion thereof, any Lien for $100,000 or more is asserted against Borrower and such assertion is not withdrawn, formally disputed in good faith, or otherwise disposed of within 60 days thereafter;

(j) Subject to Permitted Encumbrances, Lender shall at any time not have a perfected first priority Lien on all or any part of the Collateral;

(k) The Working Interest and/or Net Revenue Interest on the Properties is decreased from those set out in Exhibit A without the prior written consent of Lender;

(l) Borrower:

(i) has entered against it a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Law, or has any such proceeding commenced against it and any such judgment, decree, order or proceeding shall not have been dismissed within 60 days; or

(ii) commences a voluntary case under any applicable Debtor Relief Law; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) Indebtedness as such Indebtedness becomes due; or takes action to authorize any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, or such appointment or taking possession is at any time consented to, requested by or acquiesced to by it and any such appointment shall not have been dismissed within 60 days; or

(iv) suffers the entry against it of a final judgment for the payment of money in excess of $100,000, unless the same is discharged within 60 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any material part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within 60 days after the entry or levy thereof or after any stay is vacated or set aside; or

(vi) fails to pay any Indebtedness in excess of $100,000 (other than the Obligations) or any interest or premium thereon, when due (whether at scheduled maturity or by acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of, the maturity of such Indebtedness (in excess of $100,000), or if, as the result of such a default, any such Indebtedness (in excess of $100,000) shall be declared to be due and payable, or is required to be prepaid, prior to the stated maturity thereof; or

(vii) fails to perform its obligations under the ORRI Conveyance, or any Permitted Swap Agreement and such failure continues beyond any applicable grace period set out therein; or

(m) a Change of Control in respect of Borrower.

Section 10.2 Acceleration.

(a) Automatic Acceleration.  Upon the occurrence of an Event of Default described in Sections 10.1(l)(i)-(iii), all of the Obligations shall be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each obligor, if any, that at any time ratifies or approves this Agreement, as a guarantor or otherwise. After any acceleration under this subsection, any obligation of Lender to make any further Loans or advances of any kind under any Loan Document shall be permanently terminated.

(b) Other Acceleration.  While an Event of Default (other than an Event of Default under Section 10.2(a)) exists, Lender may at any time and from time to time and without notice to Borrower, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower.

Section 10.3 Remedies.  If any Event of Default exists, Lender’s obligations to make any Loan(s) shall be suspended, Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and Lender may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon Lender under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity. If any Event of Default exists, Lender’s obligation to make any Loans shall be suspended, so long as any such Event of Default exists. If Lender exercises its right to foreclose on the Collateral, Borrower shall approve the operator designated by Lender and shall cooperate in all respects with Lender in the removal of Borrower as the operator of the Properties.

Section 10.4 Indemnity.  BORROWER AGREES TO INDEMNIFY LENDER, UPON DEMAND, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, LOSSES, DAMAGES, PENALTIES, FINES, ACTIONS, JUDGMENTS, SUITS, SETTLEMENTS, COSTS, EXPENSES OR DISBURSEMENTS (INCLUDING REASONABLE FEES OF ATTORNEYS, EXPERTS AND ADVISORS) OF ANY KIND OR NATURE WHATSOEVER (IN THIS SECTION 10.4 COLLECTIVELY CALLED “LIABILITIES AND COSTS”) WHICH TO ANY EXTENT (IN WHOLE OR IN PART) MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST LENDER GROWING OUT OF, RESULTING FROM OR IN ANY OTHER WAY ASSOCIATED WITH ANY OF THE COLLATERAL, THE LOAN DOCUMENTS OR THE TRANSACTIONS AND EVENTS INCLUDING THE ENFORCEMENT OR DEFENSE THEREOF AT ANY TIME ASSOCIATED THEREWITH OR CONTEMPLATED THEREIN (INCLUDING ANY VIOLATION OR NONCOMPLIANCE WITH ANY ENVIRONMENTAL LAWS BY ANY PERSON OR ANY LIABILITIES OR DUTIES OF ANY PERSON WITH RESPECT TO HAZARDOUS MATERIALS FOUND IN OR RELEASED INTO THE ENVIRONMENT). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY LENDER PROVIDED ONLY THAT NO PERSON SHALL BE ENTITLED UNDER THIS SECTION 10.4 TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS CAUSED BY LENDER’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT. AS USED IN THIS SECTION 10.4, THE TERM “LENDER” SHALL REFER NOT ONLY TO LENDER, BUT ALSO TO ITS LENDER AND MEMBERS AND, WITH RESPECT TO EACH OF THE FOREGOING, EACH DIRECTOR, OFFICER, AGENT, ATTORNEY, EMPLOYEE, REPRESENTATIVE AND AFFILIATE OF SUCH PERSON.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Waivers and Amendments; Acknowledgments and Admissions.

(a) Waivers and Acknowledgments.  No failure or delay (whether by course of conduct or otherwise) by Lender in exercising any right, power or remedy which Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Borrower shall in any case of itself entitle Borrower to any other or further notice or demand in similar or other circumstances. No modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

(b) Acknowledgments and Admissions.  Borrower hereby represents, warrants and acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made independent decisions to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date of this Agreement, (iii) there are no representations, warranties, covenants, undertakings or agreements by Lender to Borrower as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date of this Agreement, (iv) Lender does not owe any fiduciary duty to Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower, on one hand, and Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between Borrower, on one hand, and Lender on the other hand, (vii) should an Event of Default or Default occur or exist Lender will, subject to the terms of this Agreement, determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by Lender, or any representative thereof, and no such representation or covenant has been made, that Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (ix) Lender has relied upon the truthfulness of the acknowledgments in this Section 11.1(b) in deciding to execute and deliver this Agreement and to make the Loans.

Section 11.2 Amendments.  Lender and the Borrower may enter into agreements supplemental hereto for the purpose of adding or amending any provisions to the Loan Documents or changing in any manner the rights of Lender or Borrower under this Agreement or waiving any Event of Default under this Agreement. Any such agreement shall be signed by both Lender and Borrower; provided that any waiver of an Event of Default may be signed by Lender.

Section 11.3 Assignments; Survival of Agreements; Cumulative Nature.  Lender may assign and/or transfer a portion or all of its rights and privileges under the Loan Documents at any time and from time to time, including any collateral assignment to secure any indebtedness of Lender to any other Person. In connection with any assignment or transfer by a Lender, Lender is hereby authorized to provide any information provided to Lender by Borrower or provided by any other Person at Borrower’s request or authorization. Any assignee of any of a Lender’s rights under any of the Loan Documents shall be subrogated to any related rights and remedies that Lender may exercise against Borrower. All of the various representations, warranties, covenants and agreements of Borrower in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance of this Agreement and thereof, including the making or granting of the Loans and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations (other than Obligations under the ORRI Conveyance, and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents) are paid in full to Lender and all of Lender’s obligations to Borrower is terminated. The representations, warranties and covenants made by Borrower in the Loan Documents, and the rights, powers and privileges granted to Lender in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify or otherwise reduce the benefit to Lender of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant in this Agreement contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 11.4 Notices.  All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document, and shall be deemed sufficiently given or furnished to a Person if delivered by personal delivery, by telecopy, by delivery service with proof of delivery or by registered or certified United States mail, postage prepaid, to the address or telecopy number for such Person set out in Schedule 1 (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of delivery at the address and in the manner provided in this Agreement, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail 3 Business Days after deposit in the mail.

Section 11.5 Parties in Interest; Transfers.  All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and permitted assigns; provided that Borrower shall not assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior written consent of Lender. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

Section 11.6 Governing Law; Submission to Process.  Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document or mandatorily applies, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to principles of conflicts of law. This Agreement has been entered into in Houston, Texas and shall be performable for all purposes in Harris County, Texas. Subject to the provisions of Article XII, courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Lender, whether in law or equity, including any and all disputes arising out of or relating to this Agreement or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

Section 11.7 Limitation on Interest.  Lender, Borrower, and any other parties to any Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof, the parties stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by Applicable Law from time to time in effect. Borrower nor any present or future guarantors, endorsers or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under Applicable Law from time to time in effect, and the provisions of this Section 11.7 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations shall otherwise collect fees or other moneys which are determined to constitute interest (including any payment of the Facility Fee) which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by Applicable Law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender’s or such holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable under any specific circumstance exceeds the maximum amount permitted under Applicable Law, Lender and Borrower (and any other payors thereof) shall to the greatest extent permitted under Applicable Law, (w) characterize any Facility Fee as a commitment fee due and payable prior to the date of this Agreement as consideration for its commitment to make a Loan, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments and the effects thereof, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under Applicable Law in order to lawfully charge the maximum amount of interest permitted under Applicable Law.

Section 11.8 Termination; Limited Survival.  In their sole and absolute discretion, Borrower, on one hand, and Lender, on the other hand, may each, at any time that no Obligations are owing, elect in a notice delivered to the other to terminate this Agreement. Upon receipt of such a notice, if no Obligations are then owing (other than Obligations under the ORRI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents), this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from any prospective obligations thereunder. Notwithstanding the foregoing or anything in this Agreement to the contrary, any waivers or admissions made by Borrower or Lender in any Loan Documents, and any obligations which any Person may have to indemnify or compensate Lender shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Lender shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents; provided that nothing in this Section 11.8 shall affect any and all continuing rights, validity and enforceability of the ORRIs.

Section 11.9 Severability.  If any term or provision of any Loan Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by Applicable Law.

Section 11.10 Counterparts.  This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. Facsimile or portable document format (PDF) transmissions of executed counter parts of this Agreement shall for all purposes be deemed an original.

Section 11.11 Waiver of Jury Trial, Punitive Damages, Etc.  BORROWER AND LENDER HEREBY (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.11.

Section 11.12 Controlling Provision Upon Conflict.  Except as may be expressly provided otherwise in this Agreement, in the event of a conflict between the provisions of this Agreement and those of any other Loan Document or any other instrument referred to in this Agreement or executed in connection with this Agreement, the provisions of this Agreement shall control.

Section 11.13 Patriot Act.  Lender hereby notifies the Borrower that if Lender is subject to the USA Patriot Act and pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of Borrower and other information allowing Lender to identify the Borrower in accordance with such act.

ARTICLE XII
ARBITRATION

Section 12.1 Arbitration.

(a) Lender, Borrower and any other obligor party (the “parties”) will attempt in good faith to resolve any controversy, claim or dispute arising out of or relating to this Agreement, including contract and tort disputes, the Loan Documents or Collateral promptly by negotiations between themselves. The negotiation process may be started by the giving of written notice by any party to the other parties in accordance with the terms of Section 11.4, and the parties agree to negotiate in good faith, and select an independent mediator to facilitate the negotiations and conduct up to eight consecutive hours of mediated negotiations in Houston, Texas within 30 days after the notice is first sent. If, within 10 days after the initial notice, the parties are not able to agree upon a mediator, the party originally giving the notice shall promptly notify AAA and AAA will promptly designate a mediator who is independent and impartial, and AAA’s decision about the identity of the mediator will be final and binding.

(b) No arbitration may be commenced by any party unless and until a negotiation complying with the foregoing paragraph has been completed, and no litigation or other proceeding may ever be instituted at any time in any court for the purpose of adjudicating, interpreting or, except as may be set out in Section 12.1(h), enforcing any rights or obligations of the parties hereto or any rights or obligations relating to the subject matter of this Agreement, whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach or determination of the validity of this Agreement, or for the purpose of appealing any decision of an arbitrator.

(c) If a controversy, claim or dispute is not resolved after completion of the negotiation process described above, then, upon notice by any party to the other parties (an “Arbitration Notice”) and to AAA, the controversy, claim or dispute shall be submitted to an arbitration panel for binding arbitration in Houston, Texas, in accordance with AAA’s Commercial Arbitration Rules (the “Rules”). The parties agree that they will faithfully observe this Agreement and the Rules and that they will abide by and perform any award rendered by the arbitration panel. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16 (or by the same principles enunciated by such Act in the event it may not be technically applicable). The statutes of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The award or judgment of the arbitration panel shall be final and binding on all parties and judgment upon the award or judgment of the arbitration panel may be entered and enforced by any court having jurisdiction. The parties agree to execute a stipulated judgment in accordance with the award of the arbitration panel to be filed in any court having jurisdiction. If any party becomes the subject of a Debtor Relief Law, then, to the extent permitted or not prohibited by Applicable Law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith. The agreements contained in this Agreement have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitration panel will be shared by all parties engaged in the claim, dispute or controversy on a basis determined to be fair and equitable by the arbitrator, taking into account the relative fault of each party, the relative credibility and merit of all claims and defenses made by each party and the cooperation, speed and efficiency of each party in conducting the arbitration proceedings and complying with the Rules and with orders and requests of the arbitrator.

(d) Promptly after the Arbitration Notice is given, each party will select an independent and impartial arbitrator who will in turn select an independent and impartial third arbitrator (each such arbitrator must be experienced in or have extensive familiarity with the oil and gas industry). If the arbitrators selected by the parties are unable to agree on a third arbitrator, then one of the parties shall notify AAA and AAA shall select the third arbitrator with oil and gas industry experience or familiarity. The decision of AAA with respect to the selection of the arbitrator will be final and binding in such case. Such three arbitrators will constitute the arbitration panel.

(e) Within 10 days after the selection of the arbitration panel, the parties and their counsel will appear before the arbitration panel at a place and time in Houston, Texas, as may be designated by the arbitration panel for the purpose of each party making a one hour or less presentation and summary of the case. Thereafter, the arbitration panel will set dates and times for additional hearings until the proceeding is concluded. Additionally, the arbitration panel shall establish a schedule for and limits on the amount of discovery to be requested and performed by the parties during the arbitration proceedings. The parties shall strictly comply with the schedule and limits set by the arbitrators, and any request for variance therefrom must be approved by the arbitrators. The desire and goal of the parties is, and the arbitration panel will be advised that its goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible. If any party or his counsel fails to appear at any scheduled hearing, the arbitration panel shall be entitled to reach a decision based on the evidence which has been presented to it by the parties who did appear. Any arbitral award may be confirmed by a Texas state court.

(f) Any arbitral award may be enforced in the courts of the state of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts for said purpose and the parties hereby irrevocably waive to the fullest extent permitted by law any objection, including, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(g) The arbitration panel will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

(h) For the avoidance of doubt, and notwithstanding anything to the contrary in Section 12.1, the provisions of this Section 12.1 relating to arbitration or mediation of disputes shall not apply to (i) litigation that is instituted for the sole purpose of either: (A) compelling a party to submit to arbitration in accordance with the provisions of this Section 12.1, or (B) obtaining enforcement of any award or judgment of the arbitrator(s) issued pursuant to this Section 12.1, (ii) Lender’s and the Required Lender’s enforcement of any nonjudicial rights or remedies under this Agreement or any of the Security Documents arising out of an Event of Default, including, taking or disposing of Collateral without judicial process pursuant to Article 9 of the Uniform Commercial Code as adopted in the state whose laws govern any security interest in the Collateral created under the Security Documents in favor of Lender, or pursuant to the real property code or applicable statutes of the state or states where the Properties are located, (iii) obtaining injunctive relief or a temporary restraining order, including a power of sale, or (iv) obtaining a writ of attachment; provided that no such act shall constitute a waiver of this arbitration provision or be prohibited by this arbitration provision.

ARTICLE XIII
NOTICE TO BORROWER

THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BETWEEN THE PARTIES REPRESENT THE FINAL EXPRESSION OF THE AGREEMENTS BETWEEN THE PARTIES. THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BETWEEN THE PARTIES MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

THERE ARE NO UNWRITTEN, ORAL AGREEMENTS BETWEEN THE PARTIES.

THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS SUPERSEDE THAT CERTAIN TERM SHEET DATED ON OR ABOUT OCTOBER 1, 2007, EXECUTED BY BORROWER AND LENDER AND ALL OTHER PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF.

(Signatures on the following page)

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWER:

RANCHER ENERGY CORP,
a Nevada corporation

By:   /s/ John Works
John Works
President & Chief Executive Officer

LENDER:

GASROCK CAPITAL LLC,
a Delaware limited liability company

By:   /s/ Marshall Lynn Bass
Marshall Lynn Bass
Principal

Signature Page to Term Credit Agreement